As filed with the Securities and Exchange Commission on March 7, 2001

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                  FORM 10



                             GENERAL FORM FOR
                        REGISTRATION OF SECURITIES

                   PURSUANT TO SECTION 12(b) OR 12(g) OF
                    THE SECURITIES EXCHANGE ACT OF 1934



                         INDIAN GAMING CORPORATION
          (Exact name of registrant as specified in its charter)

        Kansas                                              48-1242590
 (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)


              19920 West 161st Street, Olathe, Kansas   66062
             (Address of Principal Executive Offices)(Zip Code)


     Registrant's telephone number, including area code: (913) 780-4672

       Copies of notices and other communications should be sent to:

                   Clark D. Stewart, Chief Executive Officer
                           Indian Gaming Corporation
                             19920 W. 161st Street
                              Olathe, Kansas 66062

   Securities to be registered pursuant to Section 12(b) of the Act:  None
      Securities to be registered pursuant to Section 12(g) of the Act:

                   Common Stock, $0.001 par value per share
            (Including the related Preferred Stock Purchase Rights)

                INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

The information required by this item is contained in the Information Statement sections entitled "Summary of Certain Information," "Introduction," "The Distribution," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of the Company" in the Information Statement dated January 31, 2000 (the "Information Statement") attached hereto as Annex A and such sections are incorporated herein by reference.

Item 2. Financial Information.

The information required by this item is contained in the sections entitled "Summary of Certain Information," "Capitalization," "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Information Statement and such sections are incorporated herein by reference.

Item 3. Properties.

The information required by this item is contained in the section entitled "Business of the Company" in the Information Statement and such section is incorporated herein by reference.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained in the sections entitled "Security Ownership of Certain Beneficial Owners" and
"Management of the Company - Security Ownership of Directors and
Executive Officers" in the Information Statement and such sections are incorporated herein by reference.

Item 5. Directors and Executive Officers.

The information required by this item is contained in the sections entitled "Management of the Company - Directors" and "Management of the Company - Executive Officers" in the
Information Statement and such sections are incorporated herein by reference.

Item 6. Executive Compensation.

The information required by this item is contained in the section entitled "Management of the Company - Directors' Compensation" and "Executive Compensation" in the Information Statement and such sections are incorporated herein by reference.

Item 7. Certain Relationships and Related Transactions.

The information required by this item is contained in the sections entitled "Summary of Certain Information," "The Distribution-Relationship Between Butler National Corporation and the Company After the Distribution" and "Business of the Company - Transactions and Agreements Between the Company and Butler
National Corporation" in the Information Statement and such sections are incorporated herein by reference.

Item 8. Legal Proceedings.

The information required by this item is contained in the section entitled "Business of the Company - Legal Proceedings" in the Information Statement and such section is incorporated herein by reference.

Item 9. Market Price of and Dividends on the Registrant's Common
Equity and Related Stockholder Matters.

The information required by this item is contained in the sections entitled "Summary of Certain Information," "The Distribution -
Manner of Effecting the Distribution," "The Distribution - Results of the Distribution," "The Distribution - Listing and Trading of Shares of Company Common Stock," "The Distribution - Dividend Policy," "Security Ownership of Certain Beneficial Owners," "Management of the Company - Security Ownership of Directors and Executive
Officers" and "Description of Company Capital Stock" in the Information Statement and such sections are incorporated herein by reference.

Item 10. Recent Sales of Unregistered Securities.

On April 30, 2001, the Company issued one share of its common stock, in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, for a total consideration of $100 to Butler National Service Corporation (BNSC). The Company will exchange 18,187,181 shares of its common stock and common stock options to purchase 5,670,300 shares at $0.153 per share to the
Company for the contract rights and related obligations of the operating Indian gaming business.  BNSC will transfer the BNGC common shares to Butler National Corporation for distribution to the
shareholders of Butler National Corporation.   BNSC holds and will
transfer to the Company contract rights to manage an operating Indian Gaming facility (The Stables) and the Company expects to manage all operating Indian Gaming facilities developed by Butler National Corporation and its subsidiaries when there is an effective contract between the Tribe and BNSC. Butler National Service Corporation
was the sole shareholder of Indian Gaming Corporation before the
Distribution Date.   Subsequent to the Distribution, Butler National
Corporation will hold 600,000 shares of capital stock of the Indian Gaming Corporation.

Item 11. Description of Registrant's Securities to be Registered.

The information required by this item is contained in the sections entitled "Summary of Certain Information," "The Distribution - Listing and Trading of Shares of Company Common Stock," "The Distribution - Dividend Policy," "Description of Company Capital Stock," "Purposes and Effects of Certain Provisions of the Company's Articles of Incorporation, Bylaws and Kansas Statutory Law" and "Rights Plan" in the Information Statement and such sections are incorporated herein by reference.

Item 12. Indemnification of Directors and Officers.

The information required by this item is contained in the section entitled "Liability and Indemnification of Officers and Directors of the Company" in the Information Statement and such section is incorporated herein by reference.

Item 13. Financial Statements and Supplementary Data.

The information required by this item is contained (i) in the sections entitled "Summary of Certain Information," "Capitalization," "Selected Historical Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Information Statement and such sections are incorporated herein by reference and (ii) in the Historical Financial Statements and Other Financial Information incorporated by reference in Item 15 hereof, to which reference is made and incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure.

     None.

Item 15. Financial Statements and Exhibits.

   (a) Financial Statements. The following Historical Financial Statements of BUTLER NATIONAL SERVICE CORPORATION and the Pro Forma Financial Statements of INDIAN GAMING CORPORATION are included in the Information Statement and incorporated herein by reference:

     (i)  Exhibit 20.2 - Historical Financial Statements of
          Butler National Service Corporation at January 31, 2001(not audited) and April 30, 2000:
          --   Report of independent public accountants
          --   Balance sheets
          --   Statement of operations
          --   Statement of shareholders' equity
          --   Statement of cash flows
          --   Notes to financial statements

     (ii) Exhibit 20.3 - Pro Forma Financial Statements at
          February 23, 2001 (inception):
          --   Pro Forma balance sheets
          --   Notes to Pro Forma financial statements


   (b) Exhibits. See Exhibit Index following Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.


SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Indian Gaming Corporation
                                        (Registrant)


Date: March 2, 2001                     By: /s/Clark D. Stewart,
                                        President and Chief Executive Officer

                         Indian Gaming Corporation

                               EXHIBIT INDEX
                      FORM 10 REGISTRATION STATEMENT


     Exhibit                 Description

       2.1 **       Form of Distribution Agreement
       3.1 **       Form of Articles of Incorporation of the
                    Indian Gaming Corporation
       3.2 **       Form of By-Laws of Indian Gaming
                    Corporation
       4.1 **       Form of Articles of Incorporation of the
                    Indian Gaming Corporation
                    (filed as Exhibit 3.1)
       4.2 **       Form of By-Laws of Indian Gaming
                    Corporation (filed as Exhibit 3.2)
       4.3 **       Form of Shareholder Rights Agreement
                    between Indian Gaming Corporation and
                    Wells Fargo Bank, Minnesota N.A. as
                    Shareholder Rights Agent
       4.4 **       Form of Certificate representing Indian
                    Gaming Corporation Common Stock
       10.1**       Form of Distribution Agreement (filed as
                    Exhibit 2.1)
       10.2**       Form of Management Services Agreement
       10.3**       Form of Administrative Services Agreement
       10.4**       Form of Indian Gaming Corporation 2001
                    Non-qualified Stock Option Incentive Plan
       10.5**       Form of Employee 401(k) Plan
       10.6**       Form of Employment Agreement between
                    the Butler National Corporation
                    and its President
       10.7**       Form of Confidentiality and Non-Disclosure
                    Agreement between Butler National
                    Corporation and Indian Gaming Corporation
       20.1         Index to Financial Statements
       20.2         Fiscal Year 2000 Audited Financial
                    Statements
       20.3         Fiscal Year 2001 Pro Forma Unaudited
                    Financial Statements
       23.1         Consent of Independent Public Accountant
       99.1         Information Statement
       99.2         Safe Harbor Provisions

____________________________________
      **   To be filed by amendment


                                  ANNEX A

            PRELIMINARY INFORMATION STATEMENT DATED MARCH 2, 2001
        RELATED TO THE DISTRIBUTION BY BUTLER NATIONAL CORPORATION OF
                    INDIAN GAMING CORPORATION COMMON STOCK

                           INFORMATION STATEMENT

                         Indian Gaming Corporation
                      $0.001 Par Value Common Stock

     We are furnishing this Information Statement to you in connection with the spin-off by Butler National Corporation to holders of its $0.01 par value common stock the outstanding shares of Indian Gaming Corporation ("IGC") common stock, $.001 par value per share (the "Common Stock" owned by Butler National Corporation).
Butler National Corporation will effect the spin-off by distributing shares of our Common Stock owned by Butler National Corporation to you.
That is why we also refer to the spin-off as the "Distribution". Upon the effectiveness of the Distribution, we will manage the operation of the Stables Indian Gaming business that is currently managed by Butler National Service Corporation as a subsidiary of Butler National Corporation. See "Business of the Company."

     The number of shares of our Common Stock that will be distributed to you will depend on the number of shares of Butler National Corporation $0.01 par value common stock that you held of record as of the close of business on May 24, 1999 (the "Record Date"). Each holder of Butler National Corporation stock will receive one share of our Common Stock for every share of $0.01 par value common stock of Butler National Corporation held on the Record Date. The Distribution is scheduled to occur at 12:01 a.m. on April 30, 2001 (the "Distribution Date"). No consideration will be paid by Butler National Corporation shareholders for shares of our Common Stock. There is no current trading market for our Common Stock.
Application has been made for listing of the shares of our Common Stock (and associated preferred stock purchase rights) on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), as an Over the Counter Bulletin Board ("OTCBB") security under the symbol "IGAM".

     NO SHAREHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

     Shareholders of Butler National Corporation with inquiries related to the Distribution should contact William A. Griffith, Secretary, Butler National Corporation, 19920 West 161st Street, Olathe, Kansas 66062, telephone: (913) 780-9595; or the Company's stock transfer agent, Wells Fargo Shareholder Services, P.O. Box 64854, St. Paul, Minnesota 55164-0854, telephone (800) 468-9716.

     The date of this Information Statement is April __, 2001.

                         INFORMATION STATEMENT
                           TABLE OF CONTENTS

                                                            Page

SUMMARY OF CERTAIN INFORMATION                                6

  The Distribution                                            6
  Summary of Historical and Pro Forma Financial Information   9

INTRODUCTION                                                 10

THE DISTRIBUTION                                             12

  Reasons for the Distribution                               12
  Distribution Agent                                         14
  Manner of Effecting the Distribution                       14
  Results of the Distribution                                15
  Certain Federal Income Tax Consequences of the
    Distribution                                             15
  Listing and Trading of Shares of Company Common Stock      16
  Dividend Policy                                            16
  Relationship Between Butler National Corporation and the
    Company After the Distribution                           16
  Reasons for Furnishing the Information Statement           17

FINANCING                                                    17

RISK FACTORS                                                 18

  Lack of Recent Operating History as an Independent Entity  18
  Specific Industry Concentration                            19
  Dependence Upon One Tribal Enterprise - Competition        19
  No Public Market for Common Stock                          20
  Dividend Policy                                            20
  Company Indebtedness                                       20
  Key Persons - Relationships With Tribes                    21
  Limited Recourse Against the Tribes and Tribal Assets      21
  Management Agreement - Regulatory Control and Control of
    the Company                                              21
  Termination and/or Buyout of Management Agreement          23
  Indian Lands Risks                                         23
  Possible Anti-takeover Effects of Certain Articles and
    By-Law                                                   24
  Provisions and the Rights Plan                             24
  Indian Gaming Risks                                        24
  Other Risks Related to Our Separation from Butler
    National Corporation                                     25

CAPITALIZATION                                               26

SELECTED HISTORICAL FINANCIAL INFORMATION                    27


                                                            Page
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS                        29

BUSINESS OF THE COMPANY                                      30

  General                                                    30
  Business Strategy                                          32
  Properties                                                 33
  Principal Services                                         33
  Dependence Upon One Tribal Enterprise                      33
  Competition                                                33
  Environmental Compliance                                   34
  Employees                                                  34
  Legal Proceedings                                          34
  Transactions and Agreements Between the Company and
    Butler National Corporation                              34

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS              36

MANAGEMENT OF THE COMPANY                                    37

  Directors                                                  37
  Committees of the Board of Directors                       38
  Directors Compensation                                     38
  Executive Officers                                         38
  Security Ownership of Directors and Executive Officers     39

EXECUTIVE COMPENSATION                                       40

  Historical Compensation                                    40
  Option Grants, Exercises and Holdings                      40
  Employment Contracts, Termination of Employment and
    Change-in-Control Arrangements                           41
  Compensation Committee Interlocks and Insider
    Participation                                            41
  Related-Party Transactions                                 41
  Stock Options                                              41
  Non-qualified Stock Option Incentive Plan                  42
  Employment Agreement                                       44
  Defined Contribution Plan                                  44

DESCRIPTION OF COMPANY CAPITAL STOCK                         45

  Authorized Capital Stock                                   45
  Common Stock                                               45
  Rights                                                     45
  Transfer Agent and Registrar                               45

PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE
COMPANY'S ARTICLES OF INCORPORATION, BY-LAWS AND KANSAS
STATUTORY LAW                                                46


                                                            Page

  General                                                    46
  Number of Directors; Removal; Vacancies                    46
  Classified Board of Directors                              46
  Shareholder Action by Written Consent; Special Meetings    47
  Advance Notice for Raising Business or Making Nominations
    at Annual Meetings                                       48
  Amendments to the Articles of Incorporation                48
  Amendments to By-Laws                                      48
  Additional Common Stock                                    48
  Kansas Anti-Takeover Statutes                              48
  Certain Anti-Takeover Effects                              49

RIGHTS PLAN                                                  50

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS
OF THE COMPANY                                               52

  Limitation on Liability of Directors Indemnification       52
  Indemnification                                            52

AVAILABLE INFORMATION                                        53

INDEX TO HISTORICAL FINANCIAL STATEMENTS AND OTHER
  FINANCIAL INFORMATION                                      F-1

     A. Documents filed as part of the Form 10 Report.
        1. Financial Statements of Butler National Service
           Corporation Report of Independent Accountants     F-2
           Balance Sheets as of January 31, 2001 (not
           audited) and April 30, 2000                       F-3
           Statement of Operations for the year ended
           January 31, 2001 (not audited) and April 30,
           2000                                              F-4
           Statement of Cash Flows for the year ended
           January 31, 2001 (not audited) and April 30,
           2000                                              F-5
           Notes to Financial Statements                     F-6

        2. Pro Forma Financial Statements of Indian Gaming
           Corporation at February 23, 2001
           Pro Forma balance sheets                          F-12
           Notes to Pro Forma financial statements           F-13

        3. All other financial statements and schedules not listed have been omitted because the required information is inapplicable or the information is presented in the financial statements or related notes.

CAUTIONARY STATEMENTS FOR PURPOSE OF THE "SAFE HARBOR"
  PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM
  ACT OF 1995                                                F-15


EXHIBIT INDEX TO THE FORM 10 REGISTRATION STATEMENT

   Exhibit     Description
     2.1 **    Form of Distribution Agreement
     3.1 **    Form of Articles of Incorporation of the Indian Gaming
                 Corporation
     3.2 **    Form of By-Laws of Indian Gaming Corporation
     4.1 **    Form of Articles of Incorporation of the Indian Gaming
                 Corporation (filed as Exhibit 3.1)
     4.2 **    Form of By-Laws of Indian Gaming Corporation (filed
                 as Exhibit 3.2)
     4.3 **    Form of Shareholder Rights Agreement between Indian
                 Gaming Corporation and Wells Fargo Bank, Minnesota N.A. as
                 Shareholder Rights Agent
     4.4 **    Form of Certificate representing Indian Gaming
                 Corporation Common Stock
     10.1**    Form of Distribution Agreement (filed as Exhibit 2.1)
     10.2**    Form of Management Services Agreement
     10.3**    Form of Administrative Services Agreement
     10.4**    Form of Indian Gaming Corporation 2001 Non-
                 qualified Stock Option Incentive Plan
     10.5**    Form of Employee 401(k) Plan
     10.6**    Form of Employment Agreement between the Butler
                 National Corporation and its President
     10.7**    Form of Confidentiality and Non-Disclosure
                 Agreement between Butler National Corporation and Indian
                 Gaming Corporation
     20.1      Index to Financial Statements
     20.2      Fiscal Year 2000 Audited Financial Statements
     20.3      Fiscal Year 2001 Pro Forma Unaudited Financial Statements
     23.1      Consent of Independent Public Accountant
     99.1      Information Statement
     99.2      Safe Harbor Provisions

____________________________________
   **  To be filed by amendment


SUMMARY OF CERTAIN INFORMATION

     The following is a summary of some of the information contained in this Information Statement. Capitalized terms used but not defined in the Summary are defined elsewhere in this Information Statement. In addition to this summary, we urge you to read the entire Information Statement carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors" and our financial statements.

     We are sending you this document because you were a record holder of Butler National Corporation common stock on the Record
Date.  When we mention Butler National Corporation in this
Information Statement, we are referring to Butler National Corporation and all of its subsidiaries, including Butler National Service
Corporation. This document describes Indian Gaming Corporation's business, the risks associated with that business, the relationship between Butler National Corporation and Indian Gaming Corporation after the Distribution, and other information to assist you in evaluating the risks and benefits of holding or disposing of Indian Gaming
Corporation Stock.

     We describe in this Information Statement the business to be contributed to us by Butler National Corporation immediately prior to the Distribution, described under "The Distribution," as if it were our business for all historical periods described. Following the Distribution, we will be an independent public company, and Butler National Corporation will have less than 3.3 percent of continuing stock ownership in us. Accordingly, our historical financial results as part of Butler National Corporation contained herein may not reflect our financial results in the future as an independent company, or what our financial results would have been had we been a stand-alone company during the periods presented.

The Distribution

Distributing Company          Butler National Corporation, a
                              Delaware corporation ("Butler National
                              Corporation"), formed in 1960, has
                              its corporate headquarters at 19920
                              West 161st Street, Olathe, Kansas
                              66062.   Butler National Corporation's
                              current product lines and services
                              include Aircraft Modification including
                              Classic Aviation Products; Avionics;
                              Indian Gaming; Scada Systems and
                              Monitoring Services; and Construction,
                              Business Consulting and Temporary
                              Services. References herein to Butler
                              National Corporation include its
                              consolidated subsidiaries, including
                              Butler National Service Corporation,
                              except where the context otherwise
                              requires.

Distributed Company           Indian Gaming Corporation is a recently
                              formed Kansas corporation which will
                              provide contract management services
                              for the existing Indian gaming business
                              that currently operates and is managed
                              by Butler National Service Corporation as a subsidiary of Butler National
                              Corporation (the "Indian Gaming
                              Management").  At the present time,
                              only one gaming establishment is
                              managed by Butler National Service
                              Corporation.  References herein to the
                              Company prior to the Distribution mean
                              Butler National Service Corporation, a
                              subsidiary of Butler National
                              Corporation, conducting the Indian
                              Gaming Management. References
                              herein to Indian Gaming Corporation
                              following the Distribution include its
                              operation as a former consolidated
                              subsidiary of Butler National Corporation except where the context otherwise requires.

Distribution Ratio            In the Distribution, each holder of Butler
                              National Corporation common stock will receive one share of our Common Stock, and the associated preferred stock purchase right, for every one share of Butler National
                              Corporation $0.01 par value common stock held on the Record Date.

Securities to be
Distributed                   Based on 18,187,181 shares and rights
                              to shares of Butler National Corporation common stock outstanding on May 24, 1999, 18,187,181 shares of our Common Stock plus associated preferred stock purchase rights pursuant to a shareholder rights plan (the
                              "Rights" and, collectively with the
                              distributed Common Stock, the
                              "Shares") will be distributed. The
                              Shares to be distributed will constitute all of the outstanding Shares of the Indian Gaming Corporation immediately after the Distribution.

Fractional Share
Interests                     There are no Fractional Shares of our
                              Stock.  Fractional Shares will not be
                              distributed.

Record Date                   May 24, 1999 (close of business).

Distribution Date             April 30, 2001 (12:01 a.m., Central
                              Standard Time).

Tax Consequences              Butler National Corporation did not
                              obtain an opinion concerning the
                              taxable nature of the Distribution.
                              Butler National Corporation
                              shareholders will be required to
                              apportion their tax basis in the Butler
                              National Corporation common stock
                              held immediately before the
                              Distribution between such common
                              stock and the our Common Stock
                              received in the Distribution, based on
                              the relative fair market values of such
                              stock as of the Distribution Date.  As
                              part of the distribution, we have
                              assumed that the value of our Common
                              Stock is 20 percent of the value of
                              Butler National Corporation $0.01
                              common stock before the Distribution.
                              See "The Distribution--Certain Federal
                              Income Tax Consequences of the
                              Distribution."

Trading Market and
Symbol Application has been made for listing the Shares on NASDAQ/OTCBB under the symbol "IGAM".

Distribution Agent,
Transfer Agent, and
Registrar for the Shares      Wells Fargo Bank Minnesota NA will
                              be the Distribution Agent, transfer agent and registrar for the shares of our Common Stock.

Dividends                     We do not anticipate paying any
                              dividends on our Common Stock in the
                              foreseeable future.  The payment and
                              amount of dividends after Distribution,
                              however, will be subject to the
                              discretion of our Board of Directors.

Certain Factors               See "Risk Factors" for a discussion of
                              certain factors that should be considered by you in connection with the Shares received in the Distribution.

Anti-Takeover Provisions      Our Articles of Incorporation and our
                              By-Laws, as well as our shareholder
                              Rights Plan contain provisions that may
                              have the effect of discouraging an
                              acquisition of control of us if not
                              approved by our Board of Directors.
                              Such provisions may also have the
                              effect of discouraging third parties from making proposals involving an acquisition or a change of control, although such proposals, if made, might be considered desirable by a majority of our shareholders. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of the Board of Directors. These provisions have been designed to enable us to develop our business and foster our long-term growth without disruptions caused by the threat of a takeover not deemed by our Board of Directors to be in the best interests of our shareholders. See "Description of
                              Company Capital Stock," "Purposes and
                              Effects of Certain Provisions of our
                              Articles of Incorporation, By-Laws and
                              Kansas Statutory Law" and "Rights
                              Plan."

Principal Office of
Company                       INDIAN GAMING CORPORATION,
                              19920 West 161st Street, Olathe, Kansas
                              66062; telephone:  (913) 780-9595
                              prior to the Distribution and (913)
                              780-4672 following the Distribution.

Relationship with Butler
National Corporation
after the Distribution        Butler National Corporation will own
                              600,000 shares of our Common Stock,
                              which is approximately 3.3 percent of
                              our outstanding Common Stock after
                              the Distribution. We will have entered
                              into several agreements with Butler
                              National Corporation, however, for the
                              purpose of giving effect to the
                              Distribution and defining our ongoing
                              relationships. These include agreements
                              include a Management Services
                              Agreement in which we expect to
                              receive certain contract rights to
                              manage and fees related to the Stables.
                              We will also assume obligations to Miller
                              & Schroeder of $1,026,138 upon the
                              Distribution related to the Stables.
                              Pursuant to the Distribution Agreement, Butler
                              National Corporation generally will indemnify us against liabilities, litigation and claims arising out of all Butler National
                              Corporations retained operations, and
                              we generally will indemnify Butler
                              National Corporation against liabilities, litigation and claims arising out of the Indian Gaming Management business.
                              Additional agreements between us and
                              Butler National Corporation will relate
                              to employee benefit matters,administrative services, insurance, and other miscellaneous matters. See "The
                              Distribution-Relationship Between
                              Butler National Corporation and the
                              Company After the Distribution"  and
                              "Business of the
                              Company--Transactions and
                              Agreements between the Company and
                              Butler National Corporation."

                  SUMMARY OF PRO FORMA FINANCIAL INFORMATION

     The following table sets forth certain historical financial data derived from Butler National Corporation's consolidated financial statements for the fiscal year ended April 30, 2000 (audited), and the nine-month period ended January 31, 2001 and 2000 (not audited). The historical financial data for the year ended April 30, 2000 (audited), and the nine months ended January 31, 2001 (not audited), and 2000 (not audited), were derived from the financial statements of the Indian Gaming Management business included elsewhere in this Information
Statement.   In the opinion of our management, the historical financial data of the Indian Gaming Management business as of, and for the year ended April 30, 2000, (audited) and as of and for the nine months ended January 31, 2001 (not audited) and 2000 (not audited), include all adjusting entries (consisting only of normal recurring adjustments) considered necessary to present fairly the information. The historical financial data are not necessarily indicative of the results of operations for any future period. Furthermore, the results of operations for the nine months ended January 31, 2001 should not be regarded as indicative of the results that may be expected for the full year. The summary financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the unaudited pro forma financial statements and the notes thereto and the financial statements and the notes thereto included elsewhere in this Information Statement.

     The summary income statement data for the year ended April 30, 2000 (audited) and the nine months ended January 31, 2001 and 2000 (not audited), and the summary balance sheets at April 30, 2000 (audited) and January 31, 2001 (not audited) and 2000 (not audited), reflect the effects on the historical results of the Indian Gaming Management business of: (i) the receipt of contract management rights and fees related to Butler National Service Corporation's existing Indian Gaming Management operations (the Stables); (ii) indebtedness associated with the contract management rights and the Stables as described in "Business of the Company - Transactions and Agreements Between the Company and Butler National Corporation";
(iii) the distribution of the Shares to Butler National Corporation shareholders; and (iv) additional expenses expected to be incurred by us once operating as a stand-alone business.

     The summary pro forma financial data are not necessarily indicative of the results of operations or financial position of the Indian Gaming Management business after the Distribution and it does not reflect the many significant changes that may occur after the Distribution with our financing plans and cost structures.

Statement of operations information

                                          Year    Nine months     Nine months
                                       April 30,   January 31,     January 31,
                                          2000        2000            2001
                                      (audited)  (not audited)   (not audited)

Revenue                              $   384,041 $    245,710    $    272,615
 Sales, General and Administrative
  Expense                                353,827      267,176         249,934
Net Ordinary Income                       30,214      (21,466)         22,681
 Interest Income                         154,920      115,315         106,296
 Interest Expense                       (151,882)    (102,925)       (102,261)
 Net Income Before Tax                    33,252       (9,076)         26,716
Net income                           $    33,252 $     (9,076)   $     26,716

Balance sheet information              April 30,    January 31,    January 31,
                                          2000         2000            2001
                                       (audited)  (not audited)  (not audited)

Total assets                         $ 1,630,516 $  1,684,427    $  1,240,733
Total debt                             1,286,065    1,396,024       1,026,138
Total shareholders' equity                36,270       (6,058)         62,986


                                INTRODUCTION


     We are engaged in the ("Indian Gaming Management") business of providing management services to Indian tribes in connection with the Indian Gaming Regulatory Act of 1988, PL 100-
497, 102 Stat. 2467, 25 U.S.C. 2701-2721 (sometimes referred to as "IGRA"). The Indian Gaming Management business has historically operated by Butler National Service Corporation, a wholly-owned subsidiary of Butler National Corporation. Upon the Distribution, we will receive from Butler National Service Corporation, a subsidiary of Butler National Corporation, contract rights to manage for a fee the Stables casino, an Indian joint venture between the Miami Tribe of Oklahoma and the Modoc Tribe of Oklahoma. We will also enter into an agreement with Butler National Corporation that gives us certain rights of first offer to acquire contract rights to manage other Indian tribal gaming ventures on terms that are to be determined at the time of offer, should such future gaming establishments become operational.
The prospective rights of first offer shall depend upon factors related to the start up, approval, construction and operation of each proposed gaming establishment. There is no guarantee that future Indian gaming establishments will be constructed or become operational.

     The rights to manage the Stables casino arise from the Management Agreement. During fiscal 1997, Butler National
Corporation through its subsidiary Butler National Service Corporation received approval from the National Indian Gaming Commission
("NIGC") of the Management Agreement between the Miami Tribe of Oklahoma, the Modoc Tribe of Oklahoma and Butler National
Corporation's subsidiary, Butler National Service Corporation, to construct and manage a Class II (High Stakes Bingo) and Class III (Off-Track Betting) establishment now known as the Stables Casino within the territorial boundaries of teh City of Miami, Oklahoma. The Management Agreement for the Stables casino is authorized and approved by the NIGC pursuant to the Indian Gaming Regulatory Act of 1988. The Management Agreement between an Indian tribe (the owner of the casino) and Butler National Service Corporation (the manager) is the final approval document issued by the National Indian Gaming Commission ("NIGC") before Indian gaming is authorized under the Management Agreement.

     We were incorporated by Butler National Service Corporation on February 23, 2001. Our business purpose is to pursue the management of Indian gaming establishments owned and operated by Indian tribes under the Indian Gaming Regulatory Act of 1988 (IGRA) as administered by the National Indian Gaming Commission (NIGC).

     As a part of the distribution, we will receive contract rights to manage and fees related to the Stables gaming establishment, located in Miami, Oklahoma. Butler National Service Corporation has operated the Stables since its opening day. Under the terms of the management agreement, the Manager is responsible for all operating management of the establishment for a fee equal to thirty percent of the net income, if any, including compliance with all federal laws and regulations.

     Butler National Corporation will continue its business segments related to the pre-operation of the Indian gaming facilities. Butler National Corporation has formed subsidiary companies for the purpose of potential development of other Indian gaming opportunities. Butler National Service Corporation was one of the subsidiaries responsible for the development of the Stables. These Butler National Corporation companies are responsible for:

     1. obtaining approval for use of the Indian land from the beneficial owners;
     2. research and documentation of the Indian heritage of the Indian land;
     3. assisting the Indian tribe with the organization and documentation to operate a gaming establishment;
     4. obtaining approval from the NIGC, the Bureau of Indian Affairs (BIA) and other federal authorities to operate a gaming establishment;
     5. obtaining approval of a Class III compact with the state within which territorial boundary the Indian land is located to allow operation of a Class III gaming establishment;
     6. assisting the Indian tribe with the design and engineering required to construct the buildings and related features of the gaming complex;

     7. arranging financing for the approval, design, construction and working capital to open the establishment;
     8. arranging and supervising the construction of the gaming complex; and
     9. planning, staffing, train and opening the establishment.

     We expect to receive rights of first offer to receive contract management rights for each prospective establishment after opening day of the establishment, through the term of the management contract with the Indian tribe. We also expect to continue to provide management services to these establishments under renewed agreements after the initial term. The contractual rights and obligations between Butler National Service Corporation and us are described in the Management Services
Agreement (see Exhibit 10.2).

     Butler National Corporation's ventures with Indian tribes
generally begin with management consulting engagement letters. The management consulting engagement letters provide for the advancement of funds to the Indian tribes by Butler National
Corporation and its subsidiaries for professional services, fees, licenses, travel, administrative costs, documentation, procedure manuals, purchases of property and equipment and other costs related to the
approval, construction and opening of an establishment.   The pre-
opening management consulting engagement letters are not part of the spin-off to us. Butler National Corporation, through its subsidiaries, maintains the management, design and construction services necessary for development of potential gaming establishments. Advances are considered to be a receivable from the tribe, and to be repaid by the tribe from the funding received during the operation of the enterprise.
If future Indian gaming establishments are opened, Butler National Corporation may enter into an agreement with us for contract management rights to the business, subject to terms to be determined at the time of the prospective transfer.

     Upon the Distribution, we will receive Butler National
Service Corporation's contract rights to manage the Stables for a fee equal to thirty percent of the net income, if any. At the Distribution, we would assume obligationsto Miller & Schroeder of $1,026,138 of Butler National Service Corporation.

     Butler National Corporation and Butler National Service
Corporation follow the law and regulations of the Indian Gaming
Regulatory Act of 1988, and the state laws as they may apply. We intend to do the same. At this time, we do not foresee any substantial risks associated with maintaining and obtaining any required licenses needed to assist the Indian tribe with the operation of the Stables casino. However, you are asked to read the entire Information Statement carefully, especially the risks of investing in our Common Stock discussed under "Risk Factors" and our financial statements.

     Construction of the Stables casino was completed, and the establishment opened in September of 1998. Butler National
Corporation and Miller & Schroeder, a private capital firm, provided the necessary funds to Butler National Service Corporation to construct the facilities, and they are being repaid the principal plus interest out of the profits of the operation. The principal amount of $3.5 million carries an interest rate of prime plus two percent. In addition to interest, Butler National Service Corporation is entitled to receive a thirty percent share of the profits from the Stables for past and present management services provided to the tribes. Upon Distribution, we will receive from Butler

National Service Corporation contract rights to manage subject to the existing management agreement, for a fee of thirty percent of net income, if any, and assume obligations to Miller & Schroeder of $1,026,138, subject to the terms of the Management Services Agreement and the Distribution Agreement. (see Exhibits 2.1 and 10.2).

     The Board of Directors of Butler National Corporation has declared a distribution (the "Distribution"), payable to the holders of Butler National Corporation $0.01 par value common stock at the close of business on May 24, 1999 (the "Record Date"), of one share of our Common Stock, for every one share of common stock of Butler
National Corporation (the "Distribution Ratio") held on the Record
Date. The 18,187,181 Shares to be distributed will constitute all of the outstanding Shares of the Company immediately after the Distribution.
See "Description of Company Capital Stock" and "Rights Plan" for information about the Shares to be distributed. The Distribution is scheduled to occur at 12:01 a.m. on April 30, 2001 (the"Distribution Date" ). See "The Distribution - Manner of Effecting the Distribution." Following the Distribution, we will be an independent company whose Common
Stock shares may be publicly traded on NASDAQ/OTCBB. Butler
National Corporation has reserved the right to abandon or postpone the Distribution at any time prior to the Distribution Date. See "The Distribution - Manner of Effecting the Distribution."

     Our principal executive offices are located at 19920 West
161st Street, Olathe, Kansas 66062; telephone: (913) 780-9595 prior to the Distribution and (913) 780-4672 following the Distribution.


                            THE DISTRIBUTION

Reasons for the Distribution

     The primary business purpose for the Distribution is to enable us to independently pursue our competitive and operational challenges. Butler National Corporation's board of directors has determined that separation of us from Butler National Corporation's other businesses is in the best interests of Butler National Corporation and its shareholders. The separation will allow us to focus greater management attention and resources on opportunities in the Indian gaming market, and to focus on better managing our cost structure. Butler National
Corporation will similarly benefit by being able to focus on its retained businesses and its growth opportunities.

Different Business

    Butler National Corporation operates in the five major business segments described below.

     a. Aircraft Modifications - principally includes the modification of customer and company owned business-size aircraft from passenger to freighter configuration, addition of aerial photography capability, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dasault Falcon aircraft along with other modifications. Butler National Corporation provides these services through its subsidiary, Avcon Industries, Inc. Avcon Industries, Inc. also acquires, modifies and resells aircraft, principally Learjets.

     b. Avionics (Classic Aviation Products)- principally includes the manufacture of airborne radio and instrument switching units used in DC-9, DC-10, DC-9/80, MD-80, MD-90 and the KC-10 aircraft. The avionics segment also manufactures the Transient Suppression Device for Classic Boeing 747 Aircraft. Butler National Corporation provides these services through its subsidiary, Butler National Corporation - Tempe, Arizona formerly Woodson Avionics, Inc. ("Switching Units", "Avionics" or "Classic Aviation Products").

     c. Gaming - principally includes business management, design and construction services, and advances to Indian tribes in connection with the Indian Gaming Regulatory Act of 1988. Butler National provides these services and advances through its Butler National Service
        Corporation subsidiaries. The segment of this business that involves the management of operating Indian gaming establishments is the business that is the subject of the Distribution. See "Business of the Company".

     d. SCADA Systems and Monitoring Services - principally includes the monitoring of water and wastewater remote pumping stations through electronic surveillance for municipalities and the private sector and related repair services. Butler National Corporation provides these services through its subsidiary, Butler National Services, Inc.

     e. Temporary Services - provides temporary employee services for corporate clients. Butler National
        Corporation provides these services through its subsidiary, Butler Temporary Services, Inc.

     Our business is retail customer service oriented while Butler National Corporation's business is the deisng and manufacturing of technical aviation products. As a result, these businesses experience different growth characteristics, sell to different customers, and have different operational needs. Those differences are expected to continue in the future. Butler National Corporation's management believes that the different needs require inherently different strategies in order to maximize their long-term value. Consequently, Butler National
Corporation's current structure, which involves the operation of each of these segments under a corporate consolidated group, is not the most effective structure to design and implement the distinct strategies necessary to operate each segment successfully in a manner that maximizes its long-term value to the shareholders.

Additional Benefits

  We believe several additional benefits may result from the separation. The ability for Butler National Corporation and us to pursue strategies and other investment opportunities is expected to be enhanced by providing differentiated access to the capital markets, such as using our own securities for a transaction. We will also be able to create more focused strategies that meet the different needs of the business.

     Additional business purposes for the Distribution include the following:

     1. The Distribution will permit Butler National Corporation to focus on its core business, the manufacturing, certification and sale of products for Classic Aircraft. Conversely, we will be able to pursue our own business strategies and objectives tailored to our unique financial and operating requirements in the management of Indian gaming pursuant to IGRA.

     2. We will gain direct access to the capital markets to finance our operational and financial requirements that are independent of Butler National Corporations requirements.

     3. It is expected that as a stand-alone operation, we will have greater flexibility in our capital structure and leverage capability, as well as formulating appropriate performance criteria.

     4. Butler National Corporation and we recognize that a business unit only adds value to an enterprise by providing or accruing tangible benefits, such as integrating efficiencies through shared skills or activities, that offset the inherent cost of lost independence. Butler National Corporation is an aviation-oriented business in which there are no significant synergies between Butler National Corporation and us in terms of customer base, operations or strategic plans.

     5. Segregating us as an independent entity will provide Butler National Corporation shareholders with a new source of value by gaining market recognition for the independent worth of us. Butler National
          Corporation management believes that heretofore our market value has not been reflected in the market price of Butler National Corporation common stock.

Distribution Agent

     The distribution agent ("Distribution Agent") is Wells Fargo
Bank Minnesota NA, 161 North Concord Exchange, South St. Paul,
Minnesota 55075, telephone: (651) 450-4064.

Manner of Effecting the Distribution

     The Distribution will be made on the Distribution Date to shareholders of record of Butler National Corporation at the close of business on the Record Date. Prior to the Distribution Date, Butler National Corporation will deliver outstanding Shares to the Distribution Agent for distribution. The Distribution Agent will mail, beginning on or about the Distribution Date, certificates representing the Shares to Butler National Corporation shareholders of record on the Record Date. Each Butler National Corporation shareholder will receive one Share for every one share of Butler National Corporation $0.01 par value common stock held on the Record Date. Butler
National Corporation shareholders will not be required to pay for Shares received in the Distribution, or to surrender or exchange Butler National Corporation common stock in order to receive our Shares. No vote of Butler National Corporation shareholders is required or sought in connection with the Distribution, and Butler National Corporation shareholders have no appraisal rights in connection with the Distribution. In addition, at the time of the Distribution, each outstanding vested option to purchase Butler National Corporation stock held on the Record Date by the current employees of Butler National Corporation (the "Qualified" individuals) will be converted into a similar option for our Common Stock. Qualified holders of common stock options to purchase Butler National
Corporation common stock on the Record Date will be entitled to receive one option to purchase our Common Stock, exercisable only when, and subject to the terms of the 2001 Indian Gaming Corporation Non-qualified Stock Option Plan. (see Exhibit 10.4).

     There are no fractional shares of Butler National Corporation common stock and therefore there will be no fractional shares of our Common Stock.

     IN ORDER TO BE ENTITLED TO RECEIVE OUR SHARES IN THE DISTRIBUTION, BUTLER NATIONAL CORPORATION SHAREHOLDERS MUST BE SHAREHOLDERS
     OF $0.01 PAR VALUE BUTLER NATIONAL CORPORATION COMMON STOCK AT THE CLOSE OF BUSINESS ON THE RECORD DATE, MAY 24, 1999.

Results of the Distribution

     After the Distribution, we will be an independent, publicly-traded company, owning certain contract rights for the management of the Indian gaming business at the Stables casino. The number and identity of our shareholders immediately after the Distribution will be the same as the number and identity of shareholders of Butler National Corporation on the Record Date. Immediately after the Distribution, we expect to have approximately 3,500 holders of record of Shares and approximately 18,187,181 Shares outstanding, based on the number of record shareholders and outstanding shares of common stock of Butler National Corporation on May 24, 1999, and the Distribution Ratio of one Share of our Common Stock for every one share of Butler National Corporation $0.01 par value common stock. The Distribution will not affect the number of outstanding shares of Butler National Corporation common stock or any rights of Butler National Corporation shareholders as such.

     In addition, at the time of the Distribution, each outstanding vested common stock option to purchase Butler National Corporation stock held by Qualified individuals on the Record Date will be converted into a similar option for our Common Stock. At the Distribution Date, 5,670,300 of our common stock options at $0.153 per share will be outstanding.

Certain Federal Income Tax Consequences of the Distribution

     While no ruling from the Internal Revenue Service has been requested or obtained, Butler National Corporation expects that the Distribution will have the following attributes:

     1. A gain or loss should not be recognized by, or be includible in the income of, a shareholder of Butler
        National Corporation common stock solely as the result of the receipt of our Common Stock in the Distribution because the we do not feel the ownership of the shareholder changed at the Distribution. Every effort has been made to place the shareholder in the same relative equity position of ownership before and after the Distribution. This included potential risks of dilution, shareholder rights plan, assets, and liabilities;

     2. The basis of the Butler National Corporation common stock and our Common Stock in the hands of Butler
        National Corporations shareholders immediately after the Distribution will be the same as the basis of the Butler National Corporation common stock immediately before the Distribution, allocated between the common stock of Butler National Corporation and us in proportion to their relative fair market values on the date of the Distribution

        We have used a twenty to eight percent ratio between our value and the value of Butler National Corporation. We believe the ratio is reasonable measure of value based upon an analysis of the financial statements; and

     4. The holding period of our Common Stock received by Butler National Corporation shareholders should include the holding period of their Butler National Corporation common stock, provided that such Butler National Corporation common stock is held as a capital asset on the date of the Distribution.

     Although Butler National Corporation has no ruling from the Internal Revenue Service relating to the qualification of the Distribution as a tax-free transaction, we are not aware of any facts or circumstances that would cause the above representations and assumptions to be untrue.

     NO RULING OF THE INTERNAL REVENUE SERVICE HAS BEEN REQUESTED OR OBTAINED WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION, AND NONE WILL BE SOUGHT. THIS SUMMARY DOES NOT PURPORT TO COVER ALL FEDERAL INCOME TAX CONSEQUENCES (INCLUDING THOSE THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS). NOR DOES THIS SUMMARY PURPORT TO COVER ANY TAX
CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF OTHER JURISDICTIONS.

     EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO HIM OR HER, INCLUDING APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND HOW POSSIBLE CHANGES IN TAX LAWS MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.


Listing and Trading of Shares of Company Common Stock

     There is not currently a public market for our Common Stock.
We may be approved, subject to issuance, to list our Common Stock on the over-the-counter bulletin board under the symbol "IGAM".

     We cannot assure you as to the price at which our Common
Stock may trade on or after the Distribution Date.   The price at which
such stock trades may fluctuate significantly until our Common Stock is fully distributed and an orderly market develops. The combined trading prices of the our Common Stock and Butler National
Corporation common stock held by shareholders after the Distribution may be less than, equal to or greater than the trading price of Butler National Corporation common stock prior to Distribution.

     The Shares distributed to Butler National Corporation shareholders will be freely transferable, except for Shares received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be our affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include our directors and certain officers, as well as our principal shareholders. Persons who are our affiliates will be permitted to sell Shares owned by them only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act and Rule 144 thereunder. See "Security Ownership of Certain Beneficial Owners" and "Management of the Company - Security
Ownership of Directors and Executive Officers."

Dividend Policy

     We do not anticipate paying any dividends on our Common
Stock in the foreseeable future because we expect to retain future earnings for use in the operation of our business. Our payment and the amount of dividends, however, will be subject to the discretion of our Board of Directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, future prospects and other factors which may be considered relevant by our Board of Directors. Certain covenants in our credit agreements may restrict the payment of dividends by limiting the amount of dividends and/or by requiring the maintenance of certain financial ratios. See "Financing."


Relationship Between Butler National Corporation and the
Company After the Distribution

     After the Distribution, Butler National Corporation own
approximately 3.3% of our stock.   We have entered into a series of
agreements with  Butler National Corporation providing for the transfer of certain rights to and the assumption of certain liabilities by us. As a result of these arrangements, we will obtain substantially all of the rights and liabilities of the Indian Gaming Management business at the Stables casino as reflected in the financial information of Butler
National Service Corporation and related notes included herein.   (see
the "Capitalization" section and Exhibit 20.2).   This will include the
transfer of certain rights taken subject to $1,177,747 of indebtedness, and the obligations in the Administrative Services Agreement and the Distribution Agreement, in each case relating to the Indian Gaming Management business at the Stables casino. (see Exhibit 2.1 and
Exhibit 10.3).   See also  "Summary of Historical and Pro Forma
Financial Information," "Capitalization" and "Business of the
Company - Transactions and Agreements Between the Company and
Butler National Corporation." See also the Historical Financial
Statements and notes thereto and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere herein.

     In addition, the parties have provided for certain cross-indemnities principally to place financial responsibility for the Indian Gaming Management at the Stables casino with us and to place financial responsibility for other Butler National Corporation businesses with Butler National Corporation and its other subsidiaries. (see Exhibit 2.1).

     We also will have entered into agreements with Butler
National Corporation that will, as of the Distribution, fix the respective responsibilities of Butler National Corporation and us regarding the following: employee benefit matters, taxes, intellectual property rights, administrative services, insurance, potential litigation or other claims, ongoing supply arrangements and other miscellaneous matters. Following the Distribution Date, we and Butler National Corporation may enter into additional commercial transactions pursuant to arms-length negotiations in the ordinary course of business. See
"Business of the Company - Transactions and Agreements Between the Company and Butler National Corporation."

Reasons for Furnishing the Information Statement

     This Information Statement is being furnished solely to provide information to shareholders of Butler National Corporation who will receive Shares in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Butler National Corporation or Indian Gaming Corporation. The information contained in this Information Statement is believed to be accurate as of the date set forth on the cover of this Information Statement. Changes may occur after that date, and neither Butler National Corporation nor we will update the information except as required by law in the normal course of their respective public disclosure practices.


                             FINANCING

     Our financing requirements, as a segment of Butler National
Service Corporation, have historically been met by Butler National Corporation and Miller & Schroeder. We intend to continue using Butler National Corporation and Miller & Schroeder as sources to finance our ongoing business obligations pursuant to the debt obligations identified in the Distribution Agreement. We may establish our own credit facilities prior to or after the Distribution. It is anticipated that our credit agreements may contain financial and other covenants and provisions customary for such arrangements. Among other things, our credit agreements may restrict the payment of dividends by limiting the amount of dividends and/or requiring the maintenance of certain financial ratios as a condition to the payment of dividends.

The remainder of this page is intended to be blank.

                              RISK FACTORS

     Our shareholders should be aware that the Distribution and ownership of the Shares involves certain considerations and factors, including those described below and elsewhere in this Information Statement, which could adversely affect the value of their holdings. When we mention Butler National Corporation, we are referring to Butler National Corporation and its subsidiaries. Neither Butler National Corporation nor we make, nor is any other person authorized to make, any representation as to the future market value of the Shares of our Common Stock.

     Any forward-looking statements contained in this Information Statement should not be relied upon as predictions of future events. Such statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and that may be incapable of being realized. Investors are hereby notified that such information reflects the opinions of our management as to the future. Investors should use their own judgment as to the significance of this information to their individual investment decisions.

     You should carefully consider the following risk factors and all the other information contained in this Information Statement in evaluating us and our Common Stock. (see Exhibit 99.2).


Lack of Recent Operating History as an Independent Entity

     We have no history operating as an independent company, and we may be unable to make the changes necessary to operate as a stand-alone business, or we may incur greater costs as a stand-alone company that may cause our profitability to decline. Prior to the Distribution, Butler National Corporation operated our business as a segment of its broader corporate organization rather than as a stand-alone company. Following the Distribution, Butler National
Corporation will have no obligation to provide assistance to us other than for the services described in the Administrative Services Agreement and which are also described in "Relationship Between
Butler National Corporation and Our Company After the Distribution". These services include, among others, various data processing and telecommunications services and corporate support services, including accounting, financial management, tax, payroll, legal, human resources administration, procurement and other general support. Because we have never been operated as an independent company, there is no assurance that we will be able to successfully implement the changes necessary to operate independently or that we will not incur additional costs operating independently that will cause our profitability to decline. (see Exhibit 10.3).

     The Stables casino has been managed by Butler National
Service Corporation as a subsidiary of Butler National Corporation for less than three years and, accordingly, we do not have an operating history as an independent public company. The Indian Gaming Management business for which we will receive contract rights was conducted by Butler National Service Corporation (a Delaware corporation originally formed in 1992) as a wholly-owned subsidiary of Butler National Corporation. Butler National Corporation formed Indian Gaming Corporation, a Kansas Corporation, in February of
2001 for the purpose of effecting the Distribution, and we expect to receive contract rights to manage the Stables, an Indian gaming establishment, that was previously managed by Butler National Service Corporation, a subsidiary of Butler National Corporation. Butler National Corporation will retain its assets, liabilities and responsibilities of the construction services and development segment of the Butler National Service Corporation business.

     As a part of Butler National Corporation, the business that we will receive had only the Stables related debt. Following the Distribution, we will be responsible for maintaining our own financing relationships. See "Financing."

     Our historical financial information may not be representative of our results as a separate company and, therefore, may not be reliable as an indicator of our historical or future results. The historical financial information that is included in this Information Statement may not reflect what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:

     1. Our financial statements reflect allocations, primarily with respect to corporate overhead and operations, for services provided by Butler National Corporation, which allocations may not reflect the costs we will incur for similar services as a stand-alone company; and

     2. The financial information also does not reflect any changes that we may expect to occur in the future as a result of our separation from Butler National
        Corporation, including changes in how we fund our operations and tax matters.

     For additional information about our past financial performance and the basis of presentation of our financial statements, please see "Selected Financial Information", "Management's
Discussion and Analysis of Financial Condition and Results of
Operations" and our financial statements and the notes thereto included elsewhere in this Information Statement. (see Exhibits 20.2 and 20.3).

Specific Industry Concentration

     Our business is highly focused in the management of Indian gaming establishments pursuant to IGRA with 100% of sales ( fees for management) coming from the Stables casino in the territorial boundaries of Miami, Oklahoma. Management believes that the best use of our resources is in serving this industry and continuously improving our responsiveness to our customers' needs. It is therefore unlikely that our customer base will significantly broaden beyond the Indian tribes eligible to game pursuant to IGRA.

Dependent Upon One Tribal Enterprise - Competition

     We have only one Indian venture as our customer. Upon the Distribution, we will receive the contract rights to manage the
Stables, a joint venture between the Miami Tribe of Oklahoma and the Modoc Tribe of Oklahoma. We will have no other rights to manage
for any tribe.   Butler National Corporation will have and retain all
interests in consulting management agreements with Indian tribes
related to all prospective casino sites.   There is no assurance that we
will acquire any other rights to manage other establishments. We compete with many casino management companies on the basis of customer service, management style, and cost, among other factors.
See "Business of the Company - Competition."

     There is a real risk of competition. As of the date of the Distribution, Oklahoma has in excess of twenty "high stakes" bingo facilities on Indian Land. We anticipate that any future Class III Management Agreements, if we would ever acquire rights to manage such establishments, would likely be in the Kansas City area and have numerous competitors in the area, including other Indian casinos and riverboat casinos (as many as six) on the Missouri river in the Kansas City, Missouri area. We estimate that as many as nine Indian casinos could be operational in Kansas, as well as state controlled casinos at the two operating and one closed pari-mutuel tracks in Kansas. We estimate that at least ten Indian casinos could be operated in the State of Oklahoma. Additional competition to our proposed management operations exist or may come from Alabama, Colorado, Illinois, Iowa, Louisiana, Missouri, Nevada, New Jersey, South Dakota, Tennessee and other states, as well as from various gaming operations on Indian reservations.

     Possibility of Market Saturation. Because of the rapid rate at which the gaming industry has expanded and continues to expand, the gaming industry may be at risk of market saturation, both as to specific areas and generally. Overbuilding of gaming facilities may have a material adverse effect on our operations.

No Prior Public Market for Common Stock

     There is presently no market for our Common Stock. We have applied for listing of the Shares on NASDAQ/OTCBB, but there is presently no public market for the Shares and there can be no assurance that an active market will develop before or following the Distribution. The prices at which the Shares trade will be determined by the marketplace and could be subject to significant fluctuations in response to many factors, including, among others, variations in our quarterly operating results, changing economic conditions in the industries in which the we participate and changes in governmental regulations. In addition, the general stock market has in recent years experienced significant price fluctuations, often unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, may adversely affect the market price of the our Common Stock. Furthermore, given our relatively small market capitalization, the market for the Shares may be subject to greater volatility than would be the case for a larger company. See "The Distribution - Listing and Trading of Shares of Company Common Stock."

Dividend Policy

     No dividends are foreseeable. Butler National Corporation has not paid any dividends on its capital stock since its incorporation. We do not anticipate paying any dividends on our Common Stock in the foreseeable future because we expect to retain future earnings for use in the operation of our business. Our payment and amount of dividends, however, will be subject to the discretion of our Board of Directors and will depend, among other things, upon our results of operations, financial condition, cash requirements, future prospects and other factors which may be considered relevant by our Board of Directors. Certain covenants in our credit agreements may restrict the payment of dividends by limiting the amount of dividends and/or by requiring the maintenance of certain financial ratios. See "The Distribution -
Dividend Policy" and "Financing."

Company Indebtedness

     At the time of Distribution, we will assume a significant amount of debt and may substantially increase our debt in the future, which could subject us to various restrictions and higher interest costs, and decrease our profitability. In connection with the Distribution, Butler National Corporation will transfer to us certain contract management rights for fees subject to $1,177,747 indebtedness to a third party lender, Miller & Schroeder. Our ability to meet our debt service obligations will depend primarily on our future financial results and cash flow. Our indebtedness could make us vulnerable to a downturn in the operating performance of our business or in economic conditions generally and could impair our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes. See "Financial" and "Business of the Company - Transactions and Agreements Between the Company and Butler National Corporation".

        There may be requirements for additional capital in the
servicing of management to an establishment.   There is no assurance
such additional financing would be available when required or, if available, would be on terms favorable to us. Accordingly, if we are unable to arrange for additional financing on acceptable terms, our potential return on the management agreement may be lost.

Key Persons - Relationships With Tribes

     We depend on key individuals to run the business and for
contacts with the Miami and Modoc Indian Tribes.  Additionally,
Butler National Corporation has only a limited experience in the
gaming industry.   We are highly dependent upon Butler National
Corporations management team. The contacts of the current Butler National Corporation management may be critical to obtaining the gaming management experience required at such time, if ever, additional Class II and/or Class III Gaming Enterprises are managed by us. Losing the services of the current Butler National Corporation management team could have a material adverse effect on our ability to achieve our objectives. Although we have significant general business experience, we have yet limited experience in gaming

     Relationship with Indian Tribes is a considerable risk. Good working business relationships with Indian tribes and their officials are critical to our Indian-related gaming activities, including our ability to obtain, retain and renew rights to manage establishments. As sovereign nations, Indian Tribes establish their own governmental systems, under which tribal officials are subject to replacement by appointment or election. Our relationship with a Tribe could improve or deteriorate under new tribal administrations. A deterioration in the relationship between a Tribe and us could have a material adverse effect on our business.

Limited Recourse Against the Tribes and Tribal Assets

     Limited Recourse Against Tribes and Tribal Assets. Indian tribes are sovereign nations and generally immune from legal proceedings commenced in State and Federal courts. Further, Federal legislation has granted limited liability to Indian tribes. Therefore, if a Tribe were to breach an agreement for any reason, our recourse to collect damages may be to attach undistributed and/or future proceeds, if any, in the gaming enterprise. Accordingly, in the event of such a breach or a default of an agreement by a Tribe, we may not be able to collect any damages or even recover any funds related to the management of any casino facility or the debt obligations of the Indian Tribe.

Management Agreement - Regulatory Control and Control of the
Company

     The general governmental regulation of gaming operations
extends beyond our complete control.   Our proposed operations will be
subject to extensive gaming laws and regulations, many of which were recently adopted and have not been the subject of definitive interpretations. The political and regulatory environment in which we will be operating, with respect to gaming activities on both non-Indian and Indian Land, is dynamic and rapidly changing. This environment makes it impossible to predict the effects, including costs, that adoption of and changes in gaming laws and regulations would have on us and our proposed operations.

     The NIGC controls the approval of management agreements
for Indian gaming. Butler National Service Corporation has entered into a gaming Management Agreement with the Miami and Modoc
Tribes in Oklahoma which defines the relationship between Butler National Corporation and the Miami and Modoc Tribes. The
Management Agreement has been approved by the NIGC.   We believe
the Management Agreement conforms to the requirements defined by the IGRA. The approval is based upon our relationship with Butler National Corporation. There is no assurance that the NIGC will sustain its approval of the Management Agreement. If the Management
Agreement approval is revoked due to a substantial change in control of our business, there could be a material adverse effect on our business.

     Licensing and Regulation under Indian Law. Before commencing management of gaming operations (Class II or Class III) on Indian Land, approval of various regulatory entities must be obtained. Gaming on Indian Land is extensively regulated by Federal, Tribal and in some cases State governments and authorities.
Regulatory changes could limit or otherwise materially affect the types of gaming that may be conducted on Indian Land. All aspects of our management and operations of establishments on Indian Lands are subject to approval, regulation and oversight by the BIA, the Secretary of the United States Department of the Interior (the "Secretary") and the Commission. Management of Class III gaming operations, to the extent, if ever, we receive rights related to manage Class III gaming operations, are also subject to approval of a Class III Gaming Compact between the Indian Tribe and the state governmental authorities.
Failure to comply with applicable laws or regulations, whether Federal, State or Tribal, could result in, among other things, the termination of any management agreements which would have a material adverse effect on our business. Management agreement terms are also regulated by the IGRA, which restricts initial terms of the agreement to five years and management fees to 30% of the net profits of the casino, except in certain circumstances where the term may be extended to seven years and the management fee increased to 40%. Any management agreements with an Indian Tribe will not be approved by the Commission unless, among other things, background checks of the directors and officers of the manager and our ten largest holders of capital stock have been satisfactorily completed. We will also be required to comply with background checks as specified in Tribal-State Compacts before the we may provide any services to manage gaming operations on Indian Land, if such an opportunity would arise. Background checks by the Commission may take up to 180 days, and may be extended to 270 days by written notice to the particular tribe. There can be no assurance that we would be successful in obtaining the necessary regulatory approvals for proposed gaming operations on a timely basis, or at all.

      Licensing and Regulation under Oklahoma Law for the Stables casino creates some risk to our business. Although Class III is not the direct focus of our business, our present and future shareholders are and will continue to be subject to review by regulatory agencies. In connection with our rights to manage a Class III casino in Oklahoma or to the extent that Class III Indian gaming might ever be managed by us within the territorial boundaries of any state, we, the appropriate Indian Tribe and the key personnel of all entities may be required to hold
Class III licenses approved in the respective state prior to managing such operations. The failure of us or the key personnel to obtain or retain a license in these states could have a material adverse effect on our business or on our ability to obtain or retain Class III licenses in other jurisdictions. Oklahoma has granted a Class III license to the Miami and Modoc Indian Tribes of Oklahoma. Each such agency has broad discretion in granting, renewing and revoking licenses.
Obtaining such licenses and approvals will be time consuming and cannot be assured. There is no assurance that any Compact between the Tribes and any state can be completed in the future. If a Compact is not approved, there could be a material adverse effect on our ability to expand our business.

        As a condition to obtaining and maintaining a Class III license, we must submit detailed financial and other reports to the Indian Tribe and the Agency. Any person owning or acquiring 5% or more of our Common Stock of must be found suitable by the Agency, and the Agency has the authority to require a finding of suitability with respect to any shareholder regardless of the percentage of ownership. If found unsuitable by the Agency or the Indian Tribe, the shareholder must offer all of the Shares held by such shareholder to us for cash at the current market value less a twenty-five percent (25%) administrative charge, and the we must purchase such shares within ten days of the offer. The shareholder is required to pay all costs of investigation with respect to a determination of his/her suitability. In addition, each member of our Board of Directors and certain officers are subject to a finding of suitability by the Agency and the Indian Tribe.

        The Kansas Legislature, through the Attorney General of Kansas, has from time to time requested an opinion from the Supreme Court of Kansas, to identify what games of chance are legal in the State of Kansas. Any decision by the Supreme Court of Kansas may have an adverse effect on the Class III gaming plans of our prospective business opportunities in Kansas.

        Redemption of Unsuitable Shareholders. Any person acquiring five percent (5%) or more of our Common Stock, either directly, or indirectly through the purchase of Warrants, Options, convertible or common stock, must be found suitable by the Commission and/or the Agency, each of which have the authority to require a finding of suitability with respect to any shareholder regardless of the percentage of ownership. If found unsuitable by the Commission and/or Agency, the shareholder must offer all of the shares held by such shareholder to us for cash at the current market value price less a twenty-five percent (25%) administrative charge, and we must purchase such shares within ten days of the offer. The shareholder is required to pay all costs of investigation with respect to a determination of his/her suitability.

Termination and/or Buyout of Management Agreement

     Expiration and Potential Termination of Management
Contracts are considerable risks. The rights received by us will expire on September 17, 2003, which is five years after the opening of the Stables establishment. There is no assurance that the Management Agreement with the Miami Tribe and Modoc Tribe will be renewed upon expiration. Further, if renewed, such Management Agreements are likely to be on terms less favorable then the present Management Agreements. If we breach our obligations, our right to share in the net profits from the gaming Enterprise could be terminated, which would have a material adverse effect on our business.

     Buyout of Management Contracts.  The Miami and Modoc
Tribes joint venture at the Stables has an option to purchase the management rights, at any time, after the Stables casino has been in operation for one year. The purchase price is equal to the Management Agreement share of the net profits of the respective Enterprise in the year preceding the buyout, multiplied by the number of years (or portion thereof) remaining on the Management Agreement, plus repayment of any related debt owed by the Tribe. If the Tribe exercises either of its buyout options, we may obtain less than we otherwise might have received if the Management Agreement continued until expiration of its initial term.

Indian Lands Risks

     There is a risk related to the Indian Land Requirements for establishing any potential future gaming facility under IGRA. To the extent that any gaming may be established at the Princess Maria facility, if any gaming is ever established, the status of the Indian land on which the Miami Tribe's proposed bingo facility is to be constructed within territorial boundaries of Miami County, Kansas is being challenged by the State of Kansas. The United States Government by and through the Bureau of Indian Affairs (the "BIA") holds the 35 acre tract of Indian Land, known as Maria Christiana Reserve No. 35, in trust for the benefit of the Indian owners being the heirs of a Miami Indian, Maria Christiana. The status of the land is also known as restricted, restricted fee, restricted against alienation. This land was originally set apart and assigned to the Miami Tribe by Treaty with the United States dated
November 20, 1840, and is known as the Miami Reservation in Kansas Territory. Another Treaty, dated June 5, 1854, allowed the Miami
Chief to select and assign parcels of land for the benefit of individual members of the Miami Tribe. A formal assignment of a beneficial interest in the 35 acre tract was made to Maria Christiana on December
31, 1859. Maria Christiana died in 1860 and her probate was processed by the BIA in 1940, distributing her interest to her heirs. The Miami Tribe has reaffirmed its jurisdiction and governing powers over the Miami Reservation in Kansas Territory including this land. The BIA has acknowledged this position of the Miami Tribe. The Miami Tribe believes that no further changes of jurisdiction have occurred since
1840 and that no changes in beneficial ownership have occurred, other than distribution to the heirs, since the assignment in 1859.

     There can be no assurance that the jurisdiction assumed by the Miami Tribe would be upheld by the Federal Courts or the status of Maria Christiana Reserve No. 35 as Indian land continued to be recognized. If the jurisdiction and the Indian land status is not upheld, there could be a material adverse effect on Butler National
Corporations business and our potential business.

     While the Maria Christiana Reserve No. 35 Indian land is located within the territorial boundaries of the State of Kansas, the State of Kansas has stated that it does not recognize the Miami Tribe as a Kansas Indian tribe because the headquarters of the Miami Tribe is located in Miami, Oklahoma. Therefore, the State of Kansas has refused to negotiate a Tribal-State Compact with the Miami Tribe. A Compact is not required for the Class II bingo Enterprise contemplated by Butler National Corporation. However, the State of Kansas may attempt to prohibit the Miami Tribe from conducting Class II bingo on the Indian Land. The State of Kansas has sued Butler National
Corporation, its CEO, Clark D. Stewart, and representatives of the Miami Tribe, among other federal government officials in the United
States District Court for the District of Kansas ("District Court"). The District Court entered an order granting the State of Kansas a preliminary injunction that prevented Butler National Corporation, Mr. Stewart, and representatives of the Miami Tribe for conducting any activity that would further gaming on Maria Christiana Reserve No. 35. Butler National Corporation, Mr. Stewart, the Miami Tribe, representatives of the Tribe, and representatives of the federal government are vigorously contesting the ruling of the District Court, and an appeal is pending before the United States Court of Appeals for the Tenth Circuit. These is no assurance that the State of Kansas would negotiate a Class III gaming Compact with the Miami Tribe even if, and when, directed to by the Federal Court. Butler National
Corporation will continue to control all functions related to the management and potential construction of Maria Christiana Reserve
No. 35 until such time, if it ever occurs, that gaming is operation. If gaming is ever established and operation on Maria Christiana Reserve
No. 35, we would have a right of first offer to receive rights to manage the establishment, based upon terms and conditions determined at the time of the offer. There is no assurance that any form of gaming will ever occur on the Miami Reserve No. 35. These events could have a material adverse effect on Butler National Corporation and our potential business related to the management of Indian gaming enterprises.

Possible Anti-takeover Effects of Certain Articles and By-Law
Provisions and the Rights Plan

     Certain provisions of our Articles of Incorporation and By-Laws, including provisions classifying the Board of Directors, along with our shareholder Rights Plan and Kansas statutory law, could discourage potential acquisition proposals and could delay or prevent a change in our control. Such provisions could diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of our Common Stock.
Such provisions may also inhibit fluctuations in the market price of our Common Stock that could result from takeover attempts. In addition, our Board of Directors, without further shareholder approval, may issue additional Common Stock which could have the same effect of delaying, deterring or preventing a change in our control, and could adversely affect the voting power of the existing holders of our Common Stock, including the loss of voting control to others. We have no present plans to issue any such additional Common Stock. See
"Purposes and Effects of Certain Provisions of our Articles of Incorporation, By-Laws and Kansas Statutory Law" and "Rights Plan."

Gaming Risks

             Risks Relating to Seasonality and Travel Patterns. The demand for gaming frequently varies seasonally and from one part of the week to another and is affected by changes in national and local economic conditions. In addition, the demand for gaming at a particular casino may be affected by changes or cancellations in local tourist, athletic or cultural events or changes in travel patterns and preferences, which may in turn be affected adversely by increases in gasoline prices, strikes, weather patterns and/or relocation of highways, among other factors.

     Gaming Industry Risks. In addition to the above factors, adverse changes in general and local economic conditions would adversely impact investments in gaming Enterprises, like other entertainment investments. These conditions and other beyond our control include: (i) changes in regional and local population and disposable income composition; (ii) the need for renovations, refurbishment and improvements; (iii) unanticipated increases in operating costs; (iv) legal restrictions as to the use of signs, billboards and other forms of roadside advertising typically utilized in marketing entertainment properties; (v) restrictive changes in zoning and similar land use laws and regulations, or in health, safety and environmental laws and regulations; (vi) the inability to secure property and liability insurance to fully protect against all losses or to obtain such insurance at reasonable costs; and (vii) the exercise of the power of eminent domain.

Other Risks Related to Our Separation from Butler National
Corporation

     Control of the Company. Butler National Corporations directors and officers will own, after the Distribution, 25.3% of our outstanding stock, and may be able to control our business and affairs, including appointing officers and determining officers' compensation.

     Indemnification of Company Representatives.  Our Articles of
Incorporation allow us to limit the liability of our officers and directors. Our Articles of Incorporation provide, as permitted by law, that our directors and officers may not be personally liable to us or any of our shareholders for monetary damages, for breach of his or her fiduciary duty of care as a director or officer, with certain exceptions. In addition, our By-Laws provide for elective indemnification of directors and officers to the fullest extent permitted by law.

     Lack of Agency Review. This Memorandum has not been approved or disproved by the Securities and Exchange Commission or by any state securities agency.

     Lack of Gaming Operating History. Our gaming activities are a new enterprise with limited or no operating history for prospective investors to evaluate with respect to the economic risks of an investment.

     Environmental Matters. Various federal, state and local laws impose liability for releases of hazardous substances into the environment. Examples of hazardous substances include asbestos, solvents, petroleum, polychlorinated biphenyls (PCBs) and pesticides. Releases may occur due to leaks, spills, emissions, escapes and groundwater injection. Liability under the various environmental laws generally is strict, joint and several among all persons responsible for any part of a release, including persons who own the property and persons who are deemed to operate the property, who could be held responsible for a hazardous substance even after it is removed from his property. Accordingly, we could potentially be a party subject to liability under the various environmental laws for releases that have occurred or may occur on Indian land on which the any establishment would be located and managed by us.

                            CAPITALIZATION

     The following table sets forth the unaudited historical and unaudited pro forma capitalization of our business. The unaudited pro forma capitalization reflects: (i) our receipt of rights to manage the operating Indian Gaming Management business at the Stables for fees;
(ii) indebtedness associated with the rights as described in "Business of the Company - Transactions and Agreements Between the Company and Butler National Corporation"; and (iii) distribution of the Shares to the shareholders of Butler National Corporation.

     This table should be read in conjunction with Historical Financial Statements and notes thereto and the Unaudited Pro Forma Financial Information and notes thereto included elsewhere herein. The unaudited pro forma information set forth below does not necessarily reflect the capitalization of the Company in the future or as it would have been had the Distribution occurred on February 23, 2001.

                                CAPITALIZATION

                                April 30,       (not audited)   (Pro Forma)
                                  2000           January 31,    February 23,
                                                    2001           2001

Long Term Debt:
 Current Long Term Debt
  (note 1)                  $    363,368       $    363,368    $     363,368

Long Term Debt (note 1)          922,697            662,770          662,770
                               ---------          ---------        ---------
Total Long Term Debt           1,286,065          1,026,138        1,026,138


Shareholders' Equity:
Common Stock, par value
 $.001:  authorized
 100,000,000  shares,
 issued and outstanding
 1,700,000 and 18,187,181          1,700             1,700           18,187

Contributed in excess
 of par value                 1,307,549         1,307,549             44,799

Retained (deficit)
 (note 2)                    (1,272,979)       (1,246,263)              -
                              ---------         ---------          ---------
Total shareholders' equity       36,270            62,986             62,986
                              ---------         ---------          ---------
Total Capitalization        $ 1,322,335      $  1,089,124       $  1,089,124
                              =========         =========          =========

--------------
  Notes:
    1.  Reflects the long term debt obligation to Miller &
        Schroeder.
    2.  Reflects the reclassification of total combined equity in excess of par value to paid-in capital.


                  SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information as of and for the fiscal year ended April 30, 2000, and for the nine months ended January 31, 2001 and 2000 (not audited) have been derived from the Butler National Service Corporation financial statements. The selected historical financial information as of and for the fiscal year ended April 30, 2000 is audited. The selected historical financial information as of the nine months ended January 31, 2001 and 2000 have been derived from the unaudited financial statements of Butler National Service Corporation. In the opinion of management, the historical financial statements of the Indian Gaming Management as of and for the year ended April 30, 2000, and as of and for the nine months ended January 31, 2001 and 2000, include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. Historical financial information may not be indicative of our future performance as an independent company. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and
Results of Operations" and the Historical Financial Statements and notes thereto included elsewhere herein. Historical earnings per share and dividend data have not been presented as the Company was not a public-held company during the periods presented below.

STATEMENT OF OPERATIONS DATA:   (not audited)   (not audited)     (audited)
                                 nine months     nine months      year ended
                                 January 31,     January 31,       April 30,
                                    2001            2000             2000
                                ------------    ------------    ------------
                                                                                                <
Net fee revenue                 $   272,615     $    245,710    $    384,041

Selling, general and
 administrative expenses            249,934          267,176         353,827
                                -----------     ------------    ------------

Operating Income                     22,681          (21,466)         30,214

Other Income (Expense)
 Interest expense                  (102,261)        (102,925)       (151,882)
 Interest revenue                   106,296          115,315         154,920
 Other                                 -                -               -
                                -----------     ------------    ------------
 Other income                         4,035           12,390           3,038

Income from operations
 before taxes                        26,716           (9,076)         33,252

Provision for income taxes             -                -               -
                                -----------     ------------    ------------
Net income                      $    26,716     $     (9,076)   $     33,252
                                ===========     ============    ============

BALANCE SHEET DATA:             (not audited)   (not audited)     (audited)
                                 January 31,     January 31,      April 30,
                                    2001            2000            2000
                                -----------     ------------    ------------

ASSETS
 Current assets:
  Cash                          $    68,725     $    59,938     $     85,852
  Accounts receivable               133,396         243,163          246,375
  Interest receivable                10,255          12,390           12,224
  Note receivable from Indian
   Gaming developments              363,368         300,000          363,368
                                -----------     -----------     ------------
          Total current assets      575,744         615,491          707,819

  Note receivable from Indian
   Gaming                           664,989       1,068,936          922,697
                                -----------     -----------     ------------

Total assets                    $ 1,240,733     $ 1,684,427     $  1,630,516
                                ===========     ===========     ============


LIABILITIES AND SHAREHOLDERS'
EQUITY

Current liabilities:

  Current maturities of long-
   term debt                    $   363,368     $   300,000     $    363,368

  Due to affiliate                  151,609         294,461          308,181
                                -----------     -----------     ------------
          Total current
           liabilities              514,977         594,461          671,549

Long-term debt, net of
 current maturities                 662,770       1,096,024          922,697


Commitments and contingencies          -               -                -
                                -----------     -----------     ------------

            Total liabilities     1,177,747       1,690,485        1,594,246


Shareholders' equity:

     Common stock, par value
      $.001:                          1,700           1,700            1,700

     Contributed in excess of
      par value                   1,307,549       1,307,549        1,307,549

     Retained deficit            (1,246,263)     (1,315,307)      (1,272,979)
                                -----------     -----------     ------------
            Total shareholders'
             equity                  62,986          (6,058)          36,270
                                -----------     -----------     ------------

Total liabilities and
 shareholders' equity           $ 1,240,733     $ 1,684,427     $  1,630,516
                                ===========     ===========     ============


                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Management's Discussion and Analysis of Financial
Condition and Results of Operations covers periods when we were owned by Butler National Corporation and the business was operated as Butler National Service Corporation, a subsidiary of Butler National Corporation. These comments should be read in conjunction with our Historical Financial Statements and notes thereto included elsewhere herein. It covers the fiscal year ended April 30, 2000 (audited), and the nine month period ended January 31, 2001 and 2000 (not audited).

Results of Operations

     First Nine Months Fiscal Year 2001 Compared to 2000

     As part of Butler National Corporation, the management of operational Indian gaming establishments is a relatively new venture. Butler National Service Corporation, as a subsidiary of Butler National Corporation, commenced operations as the manager of an operating
Indian gaming establishment (the Stables) on October 1, 1998 (during fiscal year 1999), which was prior to the decision to distribute our Shares to the shareholders of Butler National Corporation $0.01 par value common stock.

     During the period from October 1, 1998 through April 30,
1999, no fees were earned and paid to Butler National Service Corporation because of the start up cash flow shortages and the losses at the Stables. The related losses were included in the consolidated statements of Butler National Corporation for the fiscal year ended April 30, 1999. On a pro forma basis, the operations related to this period would have been approximately a breakeven , applying the financial assumptions and relationships after the distribution accounting date of May 5, 1999.

     Based upon the limited historical financial information, an analysis of operations for the first three quarters is discussed. For the three quarters of fiscal year 2001 (ending January 31, 2001), net income was, $26,716, compared to the year earlier period which the business experienced a loss of $9,076. The increase in net income reflects a growing increase in gaming activity at the Stables casino and the continued expansion of the Stables market share. The increase in gaming activity directly impacts the management fees received. Butler National Service Corporation operated with a net profit of $33,252 for the year-ended April 30, 2000. We believe that recurring patronage to the Stables casino has increased because people are becoming more aware of the establishment. We also believe that the Stables establishment is cleaner and more customer oriented than the area competitors.

     Liquidity and Capital Resources

     As part of Butler National Service Corporation, we have continued to reduce our outstanding debt through the receipt of
operating payments from the Stables casino.   As of January 31, 2001,
the amount of outstanding debt to Miller & Schroeder was $1,026,138, as compared to $1,607,641.82 on May 5, 1999, and $1,286,065 as of
April 30, 2000. The increased customer activity at the Stables casino allowed an increase in payments to reduce debt obligations.

     Butler National Service Corporation has not made any substantial capital equipment acquisitions in the last nine months and none are planned in the future. Funding of cash used for investing and operating activities was provided by Butler National Corporation. Our financing requirements through the date of the Distribution have been met by Butler National Corporation. We intend to continue our credit relationship with Butler National Corporation and also evaluate other facilities which it anticipates will be adequate, along with cash flow from operations, to fund our cash needs.

We have not been significantly impacted by inflationary pressures over the last several months.

                          BUSINESS OF THE COMPANY
General

     We are engaged in the ("Indian Gaming Management") business of providing management services to Indian tribes in connection with the Indian Gaming Regulatory Act of 1988, PL 100-
497, 102 Stat. 2467, 25 U.S.C. 2701-2721 (sometimes referred to as
"IGRA").  Our business has historically operated as Butler National
Service Corporation, a wholly-owned subsidiary of Butler National Corporation. Upon the Distribution, we will receive from Butler National Service Corporation, a subsidiary of Butler National Corporation, contract rights to manage the Stables casino. We will also enter into an agreement with Butler National Corporation that gives us rights of first offer to acquire other contract management rights, should future gaming establishments become operational. There is no guarantee that future Indian gaming establishments will be constructed or become operational.

     The rights to manage the Stables casino derive from the Management Agreement. During fiscal 1997, Butler National
Corporation through its subsidiary Butler National Service Corporation received approval from the National Indian Gaming Commission
("NIGC") of the Management Agreement between the Miami Tribe of Oklahoma, the Modoc Tribe of Oklahoma and Butler National Corporation's subsidiary, Butler National Service Corporation, to construct and manage a Class II (High Stakes Bingo) and Class III (Off-Track Betting) establishment. The Management Agreement for the Stables casino is authorized and approved by the NIGC pursuant to the Indian Gaming Regulatory Act of 1988.

     The Management Agreement between an Indian tribe (the owner and operator) and Butler National Service Corporation
(manager) is the final approval document issued by the National Indian Gaming Commission ("NIGC") before Indian gaming is authorized at a particular establishment. The Management Agreement or Contract is authorized and approved by the NIGC pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 102 Stat. 2467,25 U.S.C. 2701-
2721 (sometimes referred to as "IGRA").

     We were incorporated by Butler National Service Corporation on February 23, 2001. Our business purpose is to pursue the management of Indian gaming establishments owned and operated by Indian tribes under the Indian Gaming Regulatory Act of 1988 (IGRA) as administered by the National Indian Gaming Commission (NIGC).

     As a part of the distribution, we will receive rights to manage the Stables gaming establishment, located in Miami, Oklahoma, for the Miami and Modoc Indian tribes of Oklahoma. (see Exhibit 10.2).
Butler National Service Corporation has been operating the Stables since its opening day.

     Butler National Corporation will continue its business segments related to the pre-operation of the Indian gaming facilities. Butler National Corporation has formed subsidiary companies for the purpose of potential development of other Indian gaming opportunities. Butler National Service Corporation was one of the subsidiaries responsible for the development of the Stables. These Butler National Corporation companies are responsible for:

     1. obtaining approval for use of the Indian land from the beneficial owners;
     2. research and documentation of the Indian heritage of the Indian land;
     3. assisting the Indian tribe with the organization and documentation to operate a gaming establishment;
     4. obtaining approval from the NIGC, the Bureau of Indian Affairs (BIA) and other federal authorities to operate a gaming establishment;

     5. obtaining approval of a Class III compact with the state within which territorial boundary the Indian land is located to allow operation of a Class III gaming establishment;
     6. assisting the Indian tribe with the design and engineering required to construct the buildings and related features of the gaming complex;
     7. arranging financing for the approval, design, construction and working capital to open the establishment;
     8. arranging and supervising the construction of the gaming complex; and
     9. planning, staffing, train and opening the establishment.

     We expect to receive rights to manage each prospective establishment after opening day through the term of the management agreement with the Indian tribe. We also expect to continue to manage these establishments under renewed agreements after the initial term. The contractual rights and obligations between Butler National Service Corporation and us is described in the Management Services
Agreement (see Exhibit 10.2).

     Currently, Butler National Corporation is waiting for court affirmation of the Bureau of Indian Affairs approval of the Princess Maria Casino, owned and to be operated by the Miami Tribe and located within territorial boundary of Miami County, Kansas. Butler National Corporation is working through the approval process of the prospective Shawnee Trails Casino, owned and to be operated by the Shawnee Tribe and located within the territorial boundary of Johnson County, Kansas.

     Butler National Corporations ventures with Indian tribes
generally begin with management consulting engagement letters. The management consulting engagement letters provide for the advancement of funds to the Indian tribes by Butler National Service Corporation and its subsidiaries for professional services, fees, licenses, travel, administrative costs, documentation, procedure manuals, purchases of property and equipment and other costs related to the
approval, construction and opening of an establishment.   The pre-
opening management consulting engagement letters are not part of the spin-off to us. Butler National Corporation, through its subsidiaries, maintains the management, design and construction services necessary for development of potential gaming establishments. Advances are considered to be a receivable from the tribe, and to be repaid by the tribe from the funding received during the operation of the enterprise.
If future Indian gaming establishments are opened, we will have a right of first offer to acquire management rights, subject to terms to be determined at the time of the prospective offer.

     Upon the Distribution, we will receive rights to fees for our management services to the Stables.  At the Distribution, we will assume obligations to Miller & Schroeder of $1,026,138 and obligations to Butler National Corporation. The ability to collect the funds from the Indian tribes depends upon the patronage to the establishment. If the establishment is closed or not successful, we may suffer a significant
loss of asset value.   The same would hold true for any anticipated agreement
to provide management services, to the extent any future gaming establishment may be operated and we would receive those rights.

     Construction of the Stables began with the ground breaking on March 27, 1997. Construction of the Stables casino was completed, and the establishment opened in September of 1998. Butler National Corporation and Miller & Schroeder, a private capital firm, provided the necessary funds to Butler National Service Corporation to construct the facilities, and they are being repaid the principal plus interest out of the profits of the operation. The principal amount of $3.5 million carries an interest rate of prime plus 2%. In addition to interest, Butler National Service Corporation is entitled to receive a 30% share of the profits from the Stables for past and present management services provided to the tribes. Upon Distribution, we will receive from Butler National Service Corporation contract rights to manage and assume obligations, to Miller & Schroeder of $1,026,138. At May 5, 1999, the Stables note receivable was $1,607,642 due to Butler National Service Corporation, and $1,770,351 due to Butler National Corporation.

     As part of Butler National Corporation, Butler National
Service Corporation has provided consulting management services in the joint-venture operation for the tribes. The Stables facility is approximately 22,000 square feet and located directly south of the Modoc Tribal Headquarters building in the territorial boundaries of Miami, Oklahoma. The complex contains off-track betting windows, a bingo hall, sports bar, and a restaurant.

     As a part of the Distribution, we have received rights to fees for management, and we have assumed certain liabilities from Butler National Service Corporation under the terms of the Management Services Agreement (see Exhibit 10.2). We have acquired the liability to Miller & Schroeder Investment Corporation, which debt obligation is approximately $1,026,138 as of January 31, 2001, and which has been guaranteed by Butler National Service Corporation and Butler National Corporation. We have received certain rights in a note receivable from the Stables of $1,028,357 (as of January 31, 2001), and certain rights to receive thirty percent 30 percent of the Stables profit, up to a threshold, as a management fee.
(see Exhibit 10.2, the Management Services Agreement).  Butler
National Corporation retains the note receivable from the Stables to repay Butler National Corporation for advances during construction and opening of the Stables.

     Security under the Management Agreement includes the Tribes' profits from all tribal gaming enterprises and all assets of the Stables except the land and building.

     Our principal executive offices are located at 19920 West
161st Street, Olathe, Kansas 66062; telephone: (913) 780-9595 prior to the Distribution and (913) 780-4672 following the Distribution.

Business Strategy

     We seek to differentiate our business from competitors by providing superior customer service to our customers (the Indian tribes) and indirectly to the Indian tribes' gaming patrons.

     Our management has targeted several opportunities for strategic revenue and profit growth, including:

       Securing additional customer market share by working with the Miami and Modoc Tribes to create a greater awareness by the gaming patron of the Stables as a quality entertainment establishment.

       Maintaining contacts with key representatives of the Tribes to open opportunities for other potential gaming establishments and continued extension of the existing agreements.

       Promote our alliance with Butler National Corporation to design, finance, construct, and open other potential gaming establishments.

       Gaining continued efficiencies through the operation of the Stables.

       Reviewing gaming devices available to increase attraction to the establishment.

Properties

     We do not own any real property or improvements. We have entered into an Administrative Services Agreement with Butler
National Corporation for our operations. We will conduct our business operations using the administrative services and facility of Butler National Corporation at 19920 W. 161st Street, Olathe, Kansas 66062.

Principal Services

     Our principal services include, among others, various data processing and telecommunications services and corporate support services, including accounting, financial management, tax, payroll, legal, human resources administration, procurement and other general support. These services are provided through the Management Services Agreement. (see Exhibit 10.2).

     We are further supported by contracting with an extensive staff of accountants, attorneys, administrative personnel and engineers who work directly with the representatives of the Stables to oversee our operations. Additionally, this staff is available to the tribes for problem solving and other activities that arise during operations. See the Administrative Services Agreement. (see Exhibit 10.3).

Competition

     As of the date of the Distribution, three Class II Indian bingo establishments (high stakes) are operating within fifteen miles of the Stables in Northeast Oklahoma. Additionally, there are a number of other Indian tribes in the Stables market area qualified to open high stakes bingo facilities the could be competing establishments.
Although currently closed, a Kansas based dog racing facility is located within the market area of the Stables. If opened, the dog racing facility would compete with the Stables horse off-track betting department.

      As of the date of the Distribution, there are over 20 bingo (limited stakes) halls in the Kansas City area and two "high stakes" facilities within approximately a two hour drive from Kansas City. Oklahoma has in excess of twenty "high stakes" bingo facilities on Indian Land. We anticipate that any future Class III management opportunities, if we would ever rights to manage such establishments, would have numerous competitors in the Kansas City area, including other Indian casinos and riverboat casinos (as many as six) on the Missouri river in the Kansas City, Missouri area. We estimate that as many as nine Indian casinos could be operational in Kansas as well as State controlled casinos at the two operating and one proposed pari-mutuel tracks in Kansas. We estimate that at least ten Indian casinos could be operated in the State of Oklahoma. Additional competition to our proposed management operations exist or may come from Alabama, Colorado, Illinois, Iowa, Louisiana, Missouri, Nevada, New Jersey, South Dakota, Tennessee and other states, as well as from various gaming operations on Indian reservations.

     Because of the rapid rate at which the gaming industry has expanded and continues to expand, the gaming industry may be at risk of market saturation, both as to specific areas and generally. Overbuilding of gaming facilities at particular sites that we have chosen for management may have a material adverse effect on our operations.

Environmental Compliance

     As is the case with all companies, we are subject to federal, state, local and foreign laws and other legal requirements relating to the generation, storage, transport, treatment and disposal of materials as a result of our operations. These laws include the Resource Conservation and Recovery Act (as amended), the Clean Air Act (as amended), the
Clean Water Act (as amended) and the Comprehensive Environmental
Response, Compensation and Liability Act (as amended). We believe that our existing environmental management policies and procedures are adequate and it has no current plans for substantial capital expenditures in the environmental area. Butler National Corporation has an environmental policy which commits to compliance with environmental laws and recognizes its citizenship obligations to the environment. Our management intends to continue a similar environmental policy and maintain an active management program designed to ensure compliance with existing environmental laws and implement planning objectives which incorporate an aggressive
pollution prevention and waste minimization program.   As part of the
approval process for the Stables, Butler National Service Corporation complied with the National Environmental Policy Act ("NEPA").

     We do not currently anticipate any materially adverse impact on our results of operations, financial condition or competitive position as a result of compliance with federal, state, local and foreign environmental laws of other legal requirements.

Employees

     As of February 23, 2001, we had only one employee, Clark D. Stewart. Mr. Stewart is an employee pursuant to a contract with Butler National Corporation that we have adopted. We will receive additional services to operate the business through our contract with Butler National Corporation. See the Administrative Services Agreement.
(see Exhibit 10.3).

Legal Proceedings

     As of Distribution date, there are no significant pending legal proceedings relating to the us, the Stables, or Butler National Service Corporation. We considered all such unknown proceedings, if any, to be ordinary litigation incident to the character of the business. We believe that the resolution of those unknown claims will not, individually or in the aggregate, have a material adverse effect on the financial position, results of operations, or liquidity of the our business.
 In connection with the Distribution, we will be assuming certain liabilities relative to litigation and claims related to the Indian Gaming Management, if any, which may arise following the Distribution. See "Business of the Company - Transactions and Agreements Between the Company and Butler National Corporation".

Transactions and Agreements Between the Company and Butler
National Corporation

     In connection with the Distribution, we have entered into several agreements with Butler National Corporation for the purpose of giving effect to the Distribution and defining ongoing relationships. These agreements have been reached while we were wholly-owned by Butler National Corporation, and therefore will not be the result of arms-length negotiations between independent parties, although we believe the various terms to be comparable to what could be achieved through arms-length negotiations.

     Following the Distribution, additional or modified agreements, arrangements and transactions maybe entered into among the us, Butler National Corporation and their respective affiliates and subsidiaries. Any such future agreements, arrangements and transactions will be determined through arms-length negotiations between parties in the ordinary course of business.

     The following is a summary of certain agreements, arrangements and transactions between us and Butler National Corporation. Certain of these agreements have been filed as exhibits to our Registration Statement on Form 10 registering the Shares under the Securities Exchange Act of 1934 (the "Exchange Act"). The following descriptions do no purport to be complete and are qualified in their entirety by reference to such exhibits. See "Available Information."

     Management Services Agreement

     Pursuant to a Management Services Agreement effective as of the Distribution Date (the "Distribution Agreement") with Butler National Service Corporation, we receive contract rights to manage and receive fees related to the operation of the Stables. We will also assume financial obligations that were previously obligations of Butler National Service Corporation. (See Exhibit 10.2). The rights related to the management of the Stables, is taken subject to obligations to Miller & Schroeder of $1,026,138, and substantially all of the liabilities of the Butler National Service Corporation business related to its management of the Stables. Butler National Corporation has agreed to execute and deliver such further agreements and instruments as may be necessary for the effective implementation of the Distribution.

     Distribution Agreement

     As part of the Distribution Agreement and Administrative
Services Agreement, Butler National Corporation will agree to identify Indian Gaming Corporation as an additional insured related to activities
at the Stables.   The Distribution Agreement will also contain
indemnity provisions related to the Distribution.  (see Exhibit 10.1).

     Confidentiality Agreement

     As of the Distribution Date, Butler National Corporation will enter into a Confidentiality and Non-disclosure Agreement with us whereby, subject to certain exceptions, each party will agree to treat as confidential and not disclose certain proprietary information. (see
Exhibit 10.7).

     Administrative Services Agreement

     As of the May 5, 1999, Butler National Corporation entered into an Administrative Services Agreement (the "Administrative Services Agreement") with Butler National Service Corporation. This agreement governs the administrative services that Butler National

Corporation will continue to provide to us. In general, Butler National Corporation, pursuant to the Administrative Services Agreement, will provide certain financial services, information system services, accounting services, consulting management services, and technical support that include, among other services, various data processing and telecommunications services and corporate support services, including accounting, financial management, tax, payroll, legal, human resources administration, procurement and other general support. Under the terms of the Administrative Services Agreement, the Company will compensate Butler National Corporation at negotiated amounts which, we believe, will be comparable to rates we could have achieved through arms-length negotiations. (see Exhibit 10.3)

     Other Agreements

     We may enter into certain other leases, operating agreements, service agreements, and other agreements that will serve to define the various aspects of the relationship that will exist between the parties after the Distribution. None of these agreements, either alone or in the aggregate, is expected to materially affect our results of operations.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     All of our outstanding Shares are currently held by Butler National Corporation. The following table sets forth the projected beneficial ownership of the Shares immediately following the Distribution by any person projected to own beneficially more than 5% of the Shares based upon such person's reported ownership of Butler National Corporation securities and related Distribution rights.


Name and Address of     Number of Shares of Projected   Percent of Class
Beneficial Owner        Beneficial Ownership (note 1)
-------------------------------------------------------------------------

Clark D. Stewart                2,658,550                    11.1%
19920 West 161st Street          (note 2)
Olathe, Kansas 66062

    (1) Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct, and beneficial ownership as shown in the table arises from sole voting power and sole investment power.
    (2) Includes 1,475,000 shares which may be acquired by Mr. Stewart pursuant to the exercise of stock options which are exercisable.


                          MANAGEMENT OF THE COMPANY

Directors

    The following table sets forth information as to the persons who are expected to serve as our directors following the Distribution. As provided in our By-Laws, our Board of Directors are divided into three classes. The table also sets forth the names of the directors of each class and their original terms. Our initial Board of Directors following the Distribution will be comprised of five directors.

    Our Board of Directors are divided into three classes.  Mr.
Stewart and Mr. Wagoner are Class 3 directors, with terms expiring after the election of directors at the annual meeting of shareholders to be held in fiscal 2004. Mr. Griffith and Mr. Logan are Class 2
Directors, with terms expiring after the election of directors in fiscal 2003. Presently there is no one appointed for the fifth director position as Class 1 director. Directors are elected for a term of three years. The names and ages of the directors, their principal occupations for at least the past five years are set forth below, based on information furnished to us by the directors. To be a director, the individual must be found suitable after a personal background check performed by the NIGC per the requirement of IGRA.


Name of Director,       Term    Principal Occupation for Last Five Years
Age,                  Expires   Directorships
Class
-----------------     -------   -----------------------------------------

Clark D. Stewart        2004    President since incorporation.  President of
(61)                            Butler National Corporation from September 1,
Class 3                         1989 to present.  President of Tradewind
                                Systems, Inc. (consulting and computer sales)
                                1980 to present; Executive Vice President of
                                RO Corporation (manufacturing) 1986 to 1989;
                                President of Tradewind Industries, Inc.
                                (manufacturing) 1979 to 1985.

R. Warren Wagoner       2004    Chairman of the Board since incorporation.
(49)                            Chairman of the Board of Directors of Butler
Class 3                         National Corporation since August 30, 1989
                                and President of the Company from July 26,
                                1989 to September 1, 1989.  Sales Manager of
                                Yamazen Machine Tool, Inc. from March, 1992
                                to March, 1994; President of Stelco, Inc.
                                (manufacturing) 1987 to 1989; General Manager,
                                AmTech Metal Fabrications, Inc., Grandview, MO
                                1982 to 1987.

William E. Logan        2003    Director since incorporation.  Vice President
(62)                            and Treasurer of WH of KC, Inc. (Wendy's
Class 2                         franchisee) June, 1984 to present.  Vice
                                President and Treasurer of Valley Foods
                                Services, Inc. (wholesale food distributor)
                                June, 1988 to April, 1993.  Professional
                                practice as a Certified Public Accountant
                                1965 to 1984.


Willam A. Griffith      2003    Secretary since incorporation.  Secretary of
(54)                            Butler National Corporation, President of
Class 2                         Griffith and Associates (management consulting)
                                since 1984.  Management consultant for
                                Diversified Health Companies (management
                                consulting) from 1986 to 1989 and for Health
                                Pro (health care) from 1984 to 1986.  Chief
                                Executive Officer of Southwest Medical Center
                                (hospital) from 1981 to 1984.

Committees of the Board of Directors

    We will be managed under the direction of our Board of Directors. Our Board of Directors has established and designated specific functions and areas of oversight to an Audit Committee and a Compensation Committee.

Directors Compensation

    Each non-officer director is entitled to a directors fee of $100.00 for meetings of the Board of Directors which he attends. Officer-directors are not entitled to receive fees for attendance at meetings. Directors may be changed from time-to-time by the Board of Directors.

Executive Officers

    Our executive officers are elected each year at the annual meeting of the Board of Directors held in conjunction with the annual meeting of shareholders and at special meetings held during the year. The executive officers are as follows:


Name                   Age      Position
--------------------   ---      -------------------------------------
R. Warren Wagoner       49      Chairman of the Board of Directors
Clark D. Stewart        61      President and Chief Executive Officer
Stanley D. Nolind       57      Chief Financial Officer
William A. Griffith     54      Secretary


R. Warren Wagoner was General Manager, Am-Tech Metal
        Fabrications, Inc. from 1982 to 1987. From 1987 to 1989, Mr. Wagoner was President of Stelco, Inc. Mr. Wagoner was Sales Manager for Yamazen Machine Tool, Inc. from March 1992 to March 1994. Mr. Wagoner was President of the Company from July 26, 1989, to September 1, 1989. He has served as Chairman of the Board of the Butler National Corporation since August of 1989. He has been our Chairman of the Board since incorporation in May of 2000.

Clark D. Stewart was President of Tradewind Industries, Inc., a manufacturing company, from 1979 to 1985. From 1986 to 1989, Mr. Stewart was Executive Vice President of RO
        Corporation.  In 1980, Mr. Stewart became President of
        Tradewind Systems, Inc. He has served as President of the Butler National Corporation since August of 1989. He has been our President since incorporation in May of 2000.

Stanley D. Nolind is a certified public accountant and was formerly with KTTR Services, Inc. from 1984 to 2000. Mr. Nolind has been Chief Financial Officer of Butler National Corporation since January of 2001. Mr. Nolind became our Chief Financial Officer in January of 2001.

William A. Griffith was Chief Executive Officer of Southwest Medical
        Center (hospital) from 1981 to 1984. Mr. Griffith was a management consultant for Health Pro from 1984 to 1986 and for Diversified Health Companies from 1986 to 1989. Mr. Griffith has been President of Griffith and Associates, management consulting, since 1984. Mr. Griffith became Secretary of Butler National Corporation in 1992.

               SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

    The following table sets forth information concerning Shares that are projected to be beneficially owned after the Distribution by each of the directors and each of the executive officers named in the Summary Compensation Table under "Executive Compensation" below and by all persons chosen to be directors and executive officers as a group.


Name of                     Amount and Nature of
Beneficial Owner        Beneficial Ownership (note 1)      Percent of Class
---------------------   -----------------------------      ----------------

William A. Griffith             777,830 (note 5)                3.3%
William E. Logan              1,479,130 (note 3)                6.2%
Clark D. Stewart              2,658,550 (note 2)               11.1%
R. Warren Wagoner             1,119,130 (note 4)                4.7%

All Directors and
Executive Officers
as a Group (4 persons)        6,034,640 (note 6)               25.3%


 (1) Unless otherwise indicated by footnote, nature of beneficial ownership of securities is direct and beneficial ownership as shown in the table arises from sole voting power and sole investment power.
 (2) Includes 1,475,000 shares, which may be acquired by Mr. Stewart pursuant to the exercise of stock options, which are exercisable.
 (3) Includes 485,000 shares, which may be acquired by Mr. Logan pursuant to the exercise of stock options which are exercisable.
 (4) Includes 575,000 shares, which may be acquired by Mr. Wagoner pursuant to the exercise of stock options, which are exercisable.
 (5) Includes 275,000 shares, which may be acquired by Mr. Griffith pursuant to the exercise of stock options, which are exercisable.
 (6) Includes 2,810,000 shares for all directors and executive officers as a group, which may be acquired pursuant to the exercise of stock options, which are exercisable.


    The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3, as required for purposes of this information Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

                           EXECUTIVE COMPENSATION

Historical Compensation

    Summary Compensation Table

    The compensation of our executive officers is approved by
our compensation committee of our Board of Directors.  The
compensation of Mr. Stewart, our chief executive officer, has been determined by contracting with Butler National Corporation, as approved by Mr. Stewart, for a portion of Mr. Stewart's employment time under the Employment Agreement between Mr. Stewart and
Butler National Corporation.   We will assume a fifty percent share
of the contracted salary amount through the Administrative Services Agreement, which may increase or decrease from time to time. Additionally, our compensation committee is authorized to make awards to Mr. Stewart based upon the compensation committee's assessment of his responsibilities, experience, performance, compensation data of other companies, and the competitive environment for attracting and retaining executives. Under the agreement with Mr. Stewart, he will receive options to purchase our shares of our Common Stock based upon the options of Butler National Corporation common stock that were issued to him pursuant to his employment agreement.

    The following table sets forth certain information with respect to the annual and long-term compensation of Mr. Stewart, our Chief Executive Officer, for services rendered to the us and Butler National
Corporation.   During this period, Mr. Stewart compensated in
accordance with our plans and policies, as a subsidiary of Butler National Corporation. In accordance with the general instruction to
Item 402(b) of Regulation S-K under the rules and regulations adopted by the Securities and Exchange Commission, only information with respect to the last completed fiscal year is being provided. All references in the following table to securities relate to awards of stock options of Butler National Corporation.


                         SUMMARY COMPENSATION TABLE

Name and Principal Position:
Clark D. Stewart, President and CEO, Director

Year:
00


Annual Compensation Long Term Compensation:
-------------------------------------------
Salary (note 2):
$237,986

Bonus:
  -

Other Annual Compensation:
  -


Long Term Compensation:
--------------------------------------------

Restricted Stock Award(s):
 -

Securities Underlying Options (note 1):
575,000

LTIP Payouts:
 -

All Other Compensation:
 -


 (1) Represents options granted or (cancelled) pursuant to the Butler National Corporation Nonqualified Stock Option Plans 575,000 in 2000. These are not options to purchase our common stock.
 (2) Our share of the salary compensation was $118,993.

Option Grants, Exercises and Holdings

    In conjunction with the Distribution we have granted options to purchase 5,670,300 shares of our Common Stock at a weighted average purchase price of $0.153 per share.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

    On May 6, 1997, the Butler National Corporation extended the
March 17, 1994, employment agreement with Clark D. Stewart under the terms of which Mr. Stewart was employed as the President and
Chief Executive Officer of the Butler National Corporation at an initial minimum annual salary of $198,000 and a minimum salary of
$208,000, $218,500, $229,500 and $241,000, respectively, in years two through five. The extended contract provides a minimum annual salary of $253,100, $265,700, $278,900, $292,900, $307,600, respectively in years six through ten. In the event Mr. Stewart is terminated from employment with the Butler National Corporation other than "for cause," Mr. Stewart shall receive as severance pay an amount equal to the unpaid salary for the remainder of the term of the employment agreement. Mr. Stewart was also granted an automobile allowance of
$600 per month.   We have entered into an agreement with Mr. Stewart
and Butler National Corporation to assume approximately fifty percent of the salary and car allowance obligations to Mr. Stewart in exchange for approximately thirty-five percent of his present working time at Butler National Corporation being attributed to services for us. Mr. Stewart is not required to keep time tracking records.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee of our Board of Directors is comprised of Mr. Wagoner, Mr. Stewart, Mr. Griffith and Mr. Logan. Mr. Wagoner is the Chairman, Mr. Stewart is our President and Chief Executive Officer and Mr. Griffith is the Secretary.

Related-Party Transactions

    Butler National Service Corporation paid administrative fees of approximately $238,500 and $318,000 to Butler National Corporation for the period ended January 31, 2001 and April 30, 2000, respectively. Administrative services fees include charges for management of the Company, management staff, professional staff, accounting services, SEC filing services, rent, utilities, travel and other out-of-pocket expenses related to the operation of the Company and the management service to the Stables. The administrative fees will vary depending upon the level of activity of the Company.

Stock Options

    We currently maintain and have outstanding awards under a Stock Incentive Plan (the "Indian Gaming Corporation 2001 Non-qualified Stock Option Plan"). Following the Distribution, individuals who were Qualified holders of Butler National Corporation Options pursuant to the Butler National Corporation Stock Option Plans on
May 24, 1999, will also hold Indian Gaming Corporation Options (one Option of Indian Gaming Corporation for every Option of Butler
National Corporation).

    Under the terms of the Indian Gaming Corporation Plan and subject to adjustment by the Indian Gaming Corporation compensation committee, any other individuals who hold Butler National Corporation stock options at the Distribution Date who are not employees, officers, Directors of Indian Gaming Corporation, or previously qualified holders of Butler National Corporation Options as of the Distribution Date do not have any rights to our Options.

Non-qualified Stock Option Incentive Plan



    Introduction

    On February 23, 2001 our Board of Directors adopted the
Indian Gaming Corporation 2001Non-qualified Stock Option Plan effective February 23, 2001 (the "2001 Incentive Plan"). Butler National Service Corporation, as our sole shareholder approved the Incentive Plan. The Incentive Plan provides for the granting of stock
options ("Awards") as defined in the Incentive Plan.   The purpose of
the Incentive Plan is to enable key persons and key advisors and consultants to participate in our future by offering to them the opportunity to acquire a proprietary interests in our company and thereby develop a stronger incentive to put forth maximum effort for our continued growth and success. The Incentive Plan is also intended to provide a means through which we can attract and retain key employees of merit.

    The text of the Incentive Plan is attached to this Information Statement as Exhibit 10.4. The following description is intended to be a summary of the Incentive Plan's principal terms and is qualified in its entirety by reference to the complete text set forth in Exhibit 10.4.

    General

    The Incentive Plan authorizes the Compensation Committee of the Board of Directors (the "Committee") or the Board of Directors if the Committee is not elected, to grant to key persons and key advisors and consultants stock option awards. A maximum of 25,000,000 shares of our Common Stock are reserved and available for distribution pursuant to Awards granted under the Incentive Plan, subject to adjustment to reflect stock splits, mergers, reorganizations, and other changes in corporate structure affecting our Common Stock. If shares subject to an Award granted under the Incentive Plan cease to be subject to such Awards, such shares will again be available for distribution under the Incentive Plan. Shares may be distributed under the Incentive Plan, in whole or in part, from authorized and unissued shares or treasury shares. The Committee or the Board of Directors (if the Committee is not elected) administers the Incentive Plan. The Committee or Board of Directors has complete discretion, subject to the terms of the Incentive Plan, to determine, among other things, which key persons and key advisors and consultants will receive Awards, number and frequency of and the number of shares subject to such Awards, and, to the extent not otherwise expressly provided in the Incentive Plan, the terms and conditions of the Awards.

    Awards

    Stock Options. Options granted under the Incentive Plan may be non-qualified stock options ("NSOs") under the Internal Revenue Code.

    The options will be exercisable at such times and subject to such terms and conditions as the Committee or Board of Directors may determine. All options will expire no later than ten years from the date of grant. Generally, options will expire upon the earlier of the option's express expiration date or: an optionee's termination of employment or termination of contractor relationship to us; or twelve months following the termination of employment due to death; or one year following termination due to retirement or disability.

    The Committee in its discretion may permit key persons, key advisors or consultants to use shares of our Common Stock for payment of the exercise price for additional stock purchased pursuant to an option.

    Stock options are not transferable except by will or the laws of descent and distribution, and shall be exercisable during his lifetime, only be him.

    Change in Control Provisions

    Upon a change in control, optionees may elect to surrender all or any part of their stock options and receive a per share amount in cash equal to the excess of the "change in control price" over the exercise price of the stock option. The "change in control price" will be the highest price per share paid in any transaction reported on the NASDAQ OTCBB System, or paid or offered to be paid in any bona fide transaction relating to a potential or actual change in our control at any time during the 60-day period immediately preceding the change in control as determined by the Committee.

    If an optionee's employment is terminated at or following a change in control (other than by death, disability or retirement), the exercise periods of an optionee's stock options will be extended to the earlier of one year from the date of employment termination or the options' respective expiration dates.

    Miscellaneous

    The Incentive Plan may be amended or discontinued by the Board of Directors, provided that the Board may not, without the approval of our stockholders, (a) except as expressly provided in the Incentive Plan, increase the number of shares reserved for distribution or decrease the option price of a stock option below 100% of the fair market value at grant or change the pricing terms applicable to stock purchase rights, (b) change the class of employees eligible to receive Awards under the Incentive Plan, or (c) extend maximum exercise periods for Awards. No amendment or discontinuance may impair the rights of an optionee or recipient under an outstanding stock option or other Award without the recipient's consent.

    The Committee may amend the terms of any outstanding stock option or other Award prospectively or retroactively (but no such amendment may impair the rights of any holder without such holder's consent) and may substitute new stock options for previously granted stock options, including prior options with higher exercise prices.

    The Incentive Plan contains special provisions that apply specifically to participants who are subject to Section 16(b) of the Exchange Act. In general, those provisions restrict the timing of exercise of Awards and sales of securities received under the Incentive Plan by said individuals.

    In the event of any merger, stock split, consolidation, recapitalization, stock dividend, reorganization or other change in corporate structure affecting our Common Stock, the Board of Directors may, in its sole discretion, make such substitutions or adjustments in the aggregate number of shares reserved for issuance under the Incentive
Plan, in the number and option price of shares subject to outstanding options (and related stock appreciation rights), in the number and purchase price of shares subject to outstanding stock purchase rights, and in the number of shares subject to other Awards granted under the Incentive Plan.

    Under the Incentive Plan, the Committee has wide discretion and flexibility, enabling the Committee to administer the Incentive Plan in the manner it determines to be in our best interests. Thus, options may be granted in various combinations and sequences and may be subject to various conditions, restrictions and limitations at grant or upon exercise or payment not inconsistent with the terms of the Incentive Plan. The Committee's determinations with respect to which employees will receive Awards, and the form, amount and frequency and the terms and conditions thereof, need not be uniform as to similarly situated persons. The designation of an employee to receive one form of an Award under the Incentive Plan does not require the Committee to designate nor entitle such employee to receive any other form of Award.

    The Incentive Plan does not limit either the number of key persons or key advisors or consultants eligible to receive Awards or the type or number of shares which may be subject to options or other
Awards which may be granted to any one person. In addition, the Incentive Plan does not limit the aggregate number of Awards that may be granted except that the number of shares reserved for distribution under the Incentive Plan cannot exceed 25,000,000 shares.

    Proposed Awards

    In connection with the Distribution, there are no Proposed
Awards.  NSOs will be granted to the qualified holders of Butler
National Corporation common stock options as described in the Distribution Agreement. These qualified holders will receive options to purchase 5,670,300 shares at a weighted average price of $0.153 per share.

    Federal Income Tax Aspects

    The following is a brief summary of our understanding of the principal anticipated federal income tax consequences of Awards made under the Incentive Plan based upon the applicable provisions of the Code in effect on the date hereof. This summary is not intended to be exhaustive and does not describe foreign, state or local tax consequences.

     Non-qualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted, but taxable income will be realized, and we will generally be entitled to a deduction, at the time of exercise of the NSO. The amount of income (and our deduction) will be equal to the difference between the NSO exercise price and the fair market value of the shares on the date of exercise. The income realized will be taxed at ordinary income tax rates for federal income tax purposes. On subsequent disposition of the shares acquired upon exercise of an NSO, capital gain or loss as determined under the normal capital asset holding period rules will be realized in the amount of the difference between the proceeds of sale and the fair market value of the shares on the date of exercise. Where the NSO exercise price is paid in "delivered stock," the exercise is treated as a tax-free exchange of the shares of delivered stock (without recognizing any taxable gain with respect thereto) for a like number of shares. The optionee's basis in the number of new shares that equals the number of shares used to exercise the NSO will equal the basis of the shares used to exercise the NSO, and the optionee's holding period for the new shares will include the optionee's holding period in the shares used to exercise the NSO. The optionee's basis in any remaining shares will equal the amount of compensation income recognized upon exercise of the NSO and the optionee's holding period for such shares will begin on the date the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

Employment Agreement

     As of February 23, 2001, we had only one employee, Clark D. Stewart. Mr. Stewart is an employee pursuant to a contract with Butler National Corporation that we have adopted. We will receive additional services to operate the business through our contract with Butler National Corporation. See the Administrative Services Agreement.
(see Exhibits 10.3 and 10.6).

Defined Contribution Plan

     We maintain a defined contribution plan ("401(k) Plan") that will cover all potential salaried employees. Under the 401(k) Plan, participants make elective contributions from wages on a salary reduction basis. Participants may contribute whole percentages of compensation. Compensation under the 401(k) Plan is subject to the maximum compensation amount set by law. Each year we may make a matching contribution based on participants' elective deferrals. Loans shall be available to participants for one or more purposes that are deemed to be a hardship. Participants must direct investment of elective deferrals and any potential matching contributions among investment options determined by us. Distributions will be available soon after employees terminate employment and will be made in a lump sum equal to the entire vested account balance. (see Exhibit 10.5).


               DESCRIPTION OF COMPANY CAPITAL STOCK

Authorized Capital Stock

     Under our Articles of Incorporation, which are Exhibit 3.1 to this Information Statement, the total number of shares of all classes of stock that we shall have authority to issue is: 100,000,000 of our Common Stock, par value $0.001 per share; 50,000,000 shares of our Preferred Stock, par value of $0.001 per share. As of the date hereof, one share of our Common Stock is issued and outstanding.

     Based on the number of shares of Butler National Corporation stock outstanding on May 24, 1999 and the Distribution Ratio, it is expected that approximately 18,187,181 shares of our Common Stock
(with associated Rights) will be issued to shareholders of Butler National Corporation in the Distribution. The Shares to be distributed will constitute all of the outstanding our Common Stock (with associated Rights) immediately after the Distribution. All of the Shares to be distributed to Butler National Corporation shareholders in the Distribution will be fully paid and non-assessable except as provided under applicable Kansas statutory law.

Common Stock

     Holders of our Common Stock are entitled to one vote for each share on all matters voted on by shareholders. Holders of our Common Stock do not have cumulative voting rights in the election of directors. The first annual meeting of shareholders is expected to be held during November, 2001.

     Holders of our Common Stock do not have preemptive rights, or any subscription, redemption or conversion privileges. To the extent that dividends are ever issued, holders of our Common Stock are entitled to participate ratably in dividends on our Common Stock as declared by the Board of Directors, and are entitled to share ratably in all assets available for distribution to shareholders in the event of our liquidation or dissolution. We do not anticipate the payment of any dividends in the foreseeable future. See "The Distribution - Dividend Policy" for information concerning dividend restrictions.

Rights

     Until a Right is exercised pursuant to the terms of the shareholder Rights Plan, the holder thereof, as such, will have no rights as our shareholder, including without limitation the right to vote or receive dividends. See "Rights Plan."

Transfer Agent and Registrar

     Wells Fargo Bank Minnesota NA will be the transfer agent and registrar for the Shares immediately following the Distribution.


The remainder of this page is intended to be blank.

   PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF
              INCORPORATION, BY-LAWS AND KANSAS STATUTORY LAW

General

     The provisions of the Articles of Incorporation, our By-Laws and Kansas statutory law described in this section may delay or make more difficult acquisitions or changes of our control not approved by our Board of Directors. Such provisions have been implemented to enable us, particularly (but not exclusively) in the initial years of our existence as an independent, publicly-traded company, to develop our business in a manner which will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our Board of Directors to be in our best interests and our shareholders. See also "Rights Plan." Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of our control, although such proposals, if made, might be considered desirable by a majority of our shareholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of the Board of Directors.

Number of Directors; Removal; Vacancies

     The Articles of Incorporation provide that the number of directors shall be determined from time to time in a manner provided by our By-Laws. Our's Board of Directors has the power to make, alter or amend our By-Laws. The Articles of Incorporation provide that no event shall the authorized number of directors be less than three (3) or more than eleven (11) persons. Our By-Laws provide that our Board shall have the exclusive right to fill vacancies in the Board of Directors, including vacancies created by expansion of the Board, and that any director elected to fill a vacancy shall serve until the next election of the class for which such director shall have been chosen. The Articles of Incorporation further provide that directors may be removed by the shareholders but only for cause and only by the affirmative vote of the holders of at least a majority of the votes then entitled to be cast in an election of directors. This provision, in conjunction with the provision of the By-Laws authorizing the Board to fill vacant directorships, could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Classified Board of Directors

     Our By-laws provide for our Board of Directors to be divided into three classes of directors serving staggered terms. Accordingly, approximately one-third of our Board of Directors will be elected each year. See "Management of the Company - Directors."

     We believe that three classes of the Board will help assure the continuity and stability of our Board of Directors, and our business strategies and policies as determined by our Board, because at least some the directors at any given time will have prior experience as our directors. This provision should also help to insure that our Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all shareholders.

     In addition, this provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our Board of Directors until the second annual shareholders meeting following the date the acquirer obtains the controlling stock interest, could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

Shareholder Action by Written Consent; Special Meetings

     Our By-Laws provide that shareholder action permitted to be taken at a shareholders meeting may be taken without a meeting by a unanimous action by the shareholders. Such shareholder action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to us for inclusion in our corporate records. The By-Laws provide that special meetings of shareholders may be called by our Chairman of the Board, the President or a majority of the Board of Directors, and shall be called, if and as required by Kansas Corporation Code.

Advance Notice for Raising Business or Making Nominations at
Annual Meetings

     Our By-Laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, or any successor provision, only such business may be conducted at an annual meeting of shareholders as has been brought before the meeting by, or at the direction of, our Board of Directors, or by a shareholder who has provided the Secretary of Indian Gaming Corporation timely written notice of the shareholder's intention to bring such business before the meeting. Only persons who are nominated by, or at the direction of, our Board of Directors, or who are nominated by a shareholder who has given timely written notice to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as one of our directors.

     To be timely, notice of nominations or other business to be brought before an annual meeting must be received by our Secretary not later than one hundred eighty days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year.

     All such notices shall include: (i) a representation that the person sending the notice is a shareholder of record and will remain such through the record date for the meeting: (ii) the name and address, as they appear on our books, of such shareholder; (iii) the class and number of our shares which are owned beneficially and of record by such shareholder; and (iv) a representation that such shareholder intends to appear in person or by proxy at such meeting to make the nomination or move the consideration of other business set forth in the notice.

     Notice as to proposals with respect to any business to be brought before the meeting other than the election of directors shall also set forth the text of the proposal and may set forth any statement in support thereof that the shareholder wishes to bring to our attention, and shall specify any material interest of such shareholder in such business.

     Notice as to nominations of a director shall set forth the name(s) of the nominee(s), address(es) of each, a description of all arrangements or understandings between the shareholder and each nominee and any person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, the written consent of each nominee to serve as a director if so elected and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such shareholder.

     The chairman of the meeting shall refuse to acknowledge the nomination of any person or the consideration of any business not made in compliance with the foregoing procedures.

Amendments to the Articles of Incorporation

     The Kansas Corporation Code provides us with authority to amend our Articles of Incorporation at any time to add or change a provision that is required or permitted to be included in the Articles of Incorporation or to delete a provision that is not required to be included in the Articles of Incorporation. Our Board of Directors may propose one or more amendments to the Articles of Incorporation for submission to shareholders and may condition our submission of the proposed amendment on any basis if the Board of Directors notifies each shareholder, whether or not entitled to vote, of the shareholders meeting at which the proposed amendment shall be voted upon. The meeting notice shall state that the purpose, or one of the purposes, of the meeting is to consider and to act upon a proposed amendment to the Articles of Incorporation. Any such notice shall contain or be accompanied by a copy or summary of the amendment. A majority of shareholders of the outstanding stock entitled to vote on the amendment to the Articles of Incorporation is necessary to approve the amendment.

Amendments to By-Laws

     The By-Laws provide that the holders of at least a majority of all shares of our Common Stock then outstanding and entitled to vote thereon shall have the power to adopt, amend, alter, change or repeal our By-Laws. The By-Laws further provide that our Board of Directors may amend or repeal existing By-Laws and adopt new By-Laws by the vote of at least a majority of the directors present at a meeting at which a quorum is present, provided that: (i) no By-Law adopted by shareholders shall be amended, repealed or re-adopted by the Board of Directors if the By-Law so adopted so provides; and (ii) a By-Law adopted or amended by the shareholders that fixes a greater or lower quorum requirement or a greater voting requirement for the Board of Directors than otherwise provided in the Kansas Corporation Code may not be amended or repealed by the Board of Directors unless the By-Law expressly provides that it may be amended or repealed by a specified vote of the Board of Directors. Action by the Board of Directors to adopt or amend a By-Law that changes the quorum or voting requirement for the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, unless a different voting requirement is specified as provided by the preceding sentence. A By-Law that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than otherwise is provided in the Kansas Corporation
Code may not be adopted, amended or repealed by the Board of Directors.

Additional Common Stock

     Under our Articles of Incorporation, our Board of Directors has the authority to issue additional Common Stock. We believe that the Board's ability to issue additional our Common Stock could facilitate certain financing and acquisitions and provide a means for meeting other corporate needs that might arise. The authorized but unissued shares of our Common Stock will be available for issuance without further action by our shareholders, unless shareholder action is required by applicable law or the rules of any stock exchange or system on which our Common Stock may then be listed. The Board's ability to issue additional Common Stock could, under certain circumstances, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

Kansas Anti-Takeover Statutes

     Section 17-12,100 of the Kansas Corporation Code provides that, subject to exceptions set forth therein, an interested stockholder of a Kansas corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

     prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareowner becoming an interested shareholder;

     upon consummation of the transaction which resulted in the stockowner becoming an "interested stockholder", the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those statutorily excluded for purposes of determining the number of shares outstanding; or

     on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certain Anti-Takeover Effects

     Certain provisions of our Articles of Incorporation and By-Laws may have significant anti-takeover effects, including our staggered election of the Board of Directors, the inability of shareholders to remove directors without cause, and the limitation on the number of directors.

     In addition, we have implemented a Rights Plan effective on the date of the Distribution. The Rights Plan provides for the issuance of additional shares of our Common Stock on terms that would cause substantial dilution to a person or group that attempts to acquire our control on terms not approved by our Board of Directors. See "Rights Plan."

     Our Articles of Incorporation and By-Law provisions referenced above are intended to encourage persons seeking to acquire control of us to initiate such an acquisition through arms-length negotiations with our Board of Directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in us and then use the threat of a proxy contest as a means to pressure us to repurchase shares at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of our stock, they could increase the likelihood that incumbent directors will retain their positions, and may also have the effect of discouraging a tender offer or other attempt to obtain control of us, even though such attempt might be beneficial to us and our shareholders.

     Forms of our Articles of Incorporation and By-Laws are incorporated by reference into this Information Statement as Exhibits
3.1 and 3.2, respectively, and are incorporated herein by reference. The foregoing description of certain provisions of the Articles of Incorporation and the By-Laws does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Articles of Incorporation and the By-Laws, including definitions of certain terms in each respective document.

                                RIGHTS PLAN

     At the time of the Distribution, each share of our Common
Stock, par value $0.001 per share, has attached to it one preferred share purchase right (a "Right"), issued pursuant to the Rights
Agreement (as defined below). Except as set forth below and subject to adjustment as provided in the Rights Agreement, each Right entitles the registered holder to purchase from us one-two hundredth of a share of Series A Participating Preferred Stock, par value $5.00 per share (the "Preferred Stock") of our company at a price of $10.00 per one-two hundredth of a share of Preferred Stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated April 30, 2001, as the same may be amended from time to time (the "Rights Agreement"), between us and Wells
Fargo Bank Minnesota, N.A., as Rights Agent (the "Rights Agent").

     Until the earlier to occur of (i) the close of business on the tenth business day following the date of public announcement or the date on which we first have notice or determine that a person or group of affiliated or associated persons (other than our company, any of our subsidiaries or any employee benefit plan of our company) (an
"Acquiring Person") has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of voting stock of our company without our prior express written consent executed on our behalf by a duly our authorized officer following express approval by action of at least a majority of the members of our Board of Directors then in office (the "Stock Acquisition Date") or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors but not later than the Stock Acquisition Date) following the commencement of a tender offer or exchange offer, without our prior written consent with approval of a majority of the Board of Directors, by a person (other than the our company, any subsidiary of our company or an employee benefit plan of our company) which, upon consummation, would result in such party's control of 15% or more of our voting stock (the earlier of the dates in clause (i) or (ii) above being called the "Allocation Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of the Record Date, by such Common Stock certificates.

     The Rights Agreement provides that, until the Allocation Date
(or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with our Common Stock. Until the Allocation Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuances of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Allocation Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with our Common Stock represented by such certificate. As soon as practicable following the Allocation Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Allocation Date and such separate certificates alone will then evidence the Rights.

     The Rights are not exercisable until the Allocation Date. The Rights will expire, if not previously exercised, on the date which is 10 years from the Record Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by us.

     The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights and the number of one-two hundredths of a share of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the

Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Allocation Date.

     Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable or convertible to any other series of preferred stock that we may issue (unless otherwise provided in the terms of such stock). Each share of Preferred Stock will have a preferential dividend in an amount equal to 200 times any dividend declared on each share of Common Stock. In the event of liquidation, the holders of the Preferred Stock will receive a preferred liquidation payment of equal to the greater of $200 and 200 times the payment made per share of Common Stock. Each share of Preferred Stock will have 200 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred
Stock will be entitled to receive 200 times the amount and type of consideration received per share of Common Stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

     Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one-two hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     If any person or group (other than our company, any potential subsidiary of our company or any employee benefit plan of our company) acquires 15% or more of our outstanding voting stock without the prior written consent of the Board of Directors, each Right, except those held by such persons, would entitle each holder of a Right to acquire such number of shares of our Common Stock as shall equal the result obtained by multiplying the then current Purchase Price by the number of one-two hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current per-share market price of our Common Stock.

     If any person or group (other than our company, any subsidiary of our company or any employee benefit plan of our Company) acquires more than 15% but less than 50% of the our outstanding Common Stock without prior written consent of the Board of Directors, each Right, except those held by such persons, may be exchanged by the Board of Directors for one share of our Common Stock.

     If we were acquired in a merger or other business combination transaction where we are not the surviving corporation or where our Common Stock is exchanged or changed or 50% or more of our assets or earnings power is sold in one or several transactions without the prior written consent of the Board of Directors, each Right would entitle the holders thereof (except for the Acquiring Person) to receive such number of shares of the acquiring company's common stock as shall be equal to the result obtained by multiplying the then current Purchase Price by the number one-two hundredths of a share of Preferred Stock for which a Right is then exercisable and dividing that product by 50% of the then current market price per share of the Common Stock of the acquiring company on the date of such merger or other business combination transaction.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one-two hundredth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by our Board of Directors without the consent of the holders of the Rights, including, but not limited to, an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of the voting power of all securities of our Company then known to us to be beneficially owned by any person or group of affiliated or associated persons (other than an excepted person) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

     A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement. A copy of the Rights Agreement is available free of charge from the Company or upon request to the Rights Agent, Wells Fargo
Bank Minnesota N.A., 161 North Concord Exchange, South St. Paul, Minnesota 55075, telephone: (651) 450-4064. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

  LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY

Limitation on Liability of Directors

     Our By-laws provide that we may indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of the person, provided the person seeking indemnification meets criteria set forth in K.S.A. Section 17-6305(a) of the Kansas Corporation Code.

     Section 17-6305(a) of the Kansas Corporation Code provides that a corporation may indemnify a person made or threatened to be made a party to a proceeding by reason that such person is or was a director, officer, employee or agent of the company, and the person may be indemnified against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by the person in connection with the proceeding, if, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself , create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

Indemnification

     Under K.S.A. 17-6305(c) of the Kansas Corporation Code, we are required to indemnify a director, officer, employee or agent of the Company to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director, officer, employee or agent of the Company. In all other cases, the Company may by Section K.S.A. 17-6305(a) of the Kansas Corporation Code elect to indemnify a director, officer, employee or agent of the Company against liability incurred in a proceeding to which such person was a party because he or she was an officer, director, employee or agent of the Company, unless it is determined that he or she breached or failed to act in good faith, or acted in such a manner not to be in the best interests of the Company. K.S.A. 17-6305(f) of the Kansas Corporation Code provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under our Articles of Incorporation, By-Laws, a written agreement or a resolution of the Board of Directors or shareholders.

     Section 6.4 of our By-Laws contains provisions that generally parallel the indemnification provisions of the Kansas Corporation Code.

                        AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission
(the "Commission") a Registration Statement on Form 10 under the
Exchange Act with respect to the Shares being received by shareholders of Butler National Corporation in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereto, to which reference is hereby made. Statements in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed to be qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by the Company with the Commission may be inspected at the public reference facilities of the Commission.

     After the Distribution, we will be subject to the informational requirements of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission.

     We expect to furnish holders of Shares with annual reports containing financial statements (beginning with the fiscal year ending April 30, 2002 including financial statements audited by an independent public accountant.